Exhibit 2.1

Agreement and Plan of Merger

by and among

Horizon Bancorp, Inc.

and

Salin Bancshares, Inc.

Dated as of October 29, 2018

Table of Contents
ARTICLE I. THE MERGER		1
1.01	THE MERGER	1
1.02	RESERVATION OF RIGHT TO REVISE STRUCTURE	2
1.03	TAX FREE REORGANIZATION	3
1.04	ABSENCE OF CONTROL	3
1.05	BANK MERGER	3

ARTICLE II. MANNER AND BASIS OF EXCHANGE OF STOCK		3
2.01	MERGER CONSIDERATION	3
2.02	DISCRETION TO ADJUST STOCK CONSIDERATION	3
2.03	ANTI-DILUTION ADJUSTMENTS	4
2.04	NO FRACTIONAL SHARES	4
2.05	EXCHANGE PROCEDURES	4

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SBI		6
3.01	ORGANIZATION AND AUTHORITY	7
3.02	AUTHORIZATION	7
3.03	CAPITALIZATION	8
3.04	ORGANIZATIONAL DOCUMENTS	9
3.05	COMPLIANCE WITH LAW	9
3.06	ACCURACY OF INFORMATION PROVIDED TO HORIZON	10
3.07	LITIGATION AND PENDING PROCEEDINGS	10
3.08	FINANCIAL STATEMENTS AND REPORTS	11
3.09	MATERIAL CONTRACTS	11
3.10	ABSENCE OF UNDISCLOSED LIABILITIES	13
3.11	TITLE TO PROPERTIES	13
3.12	LOANS AND INVESTMENTS	15
3.13	INDEBTEDNESS	16
3.14	NO SHAREHOLDER RIGHTS PLAN	16
3.15	EMPLOYEE BENEFIT PLANS	16
3.16	LABOR AND EMPLOYMENT MATTERS	20
3.17	OBLIGATIONS TO EMPLOYEES	21
3.18	TAXES, RETURNS AND REPORTS	21
3.19	DEPOSIT INSURANCE	22
3.20	INSURANCE	22
3.21	BOOKS AND RECORDS	22
3.22	BROKER’S, FINDER’S OR OTHER FEES	22
3.23	INTERIM EVENTS	23
3.25	INDEMNIFICATION AGREEMENTS	24
3.26	SHAREHOLDER APPROVAL	24
3.27	INTELLECTUAL PROPERTY	25
3.28	INFORMATION TECHNOLOGY	26
3.29	COMMUNITY REINVESTMENT ACT	26
3.30	BANK SECRECY AND ANTI-MONEY LAUNDERING COMPLIANCE	26
3.31	AGREEMENTS WITH REGULATORY AGENCIES	27
3.32	APPROVAL DELAYS	27
3.34	FIDUCIARY ACCOUNTS	28
3.35	FAIRNESS OPINION	28

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF HORIZON		28
4.01	ORGANIZATION AND AUTHORITY	29
4.02	AUTHORIZATION	29

i

4.03	CAPITALIZATION	30
4.04	COMPLIANCE WITH LAW	30
4.05	ABSENCE OF UNDISCLOSED LIABILITIES	31
4.06	ACCURACY OF INFORMATION PROVIDED TO SBI	31
4.07	FINANCIAL STATEMENTS AND REPORTS	31
4.08	ADEQUACY OF RESERVES	32
4.09	LITIGATION AND PENDING PROCEEDINGS	32
4.10	TAXES, RETURNS AND REPORTS	32
4.11	DEPOSIT INSURANCE	33
4.12	BANK SECRECY AND ANTI MONEY LAUNDERING COMPLIANCE	33
4.13	COMMUNITY REINVESTMENT ACT	33
4.14	APPROVAL DELAYS	33
4.15	HORIZON SECURITIES AND EXCHANGE COMMISSION FILINGS	33
4.16	NO SHAREHOLDER APPROVAL	34
4.17	AGREEMENTS WITH REGULATORY AGENCIES	34
4.18	AVAILABLE FUNDS; CAPITALIZATION	34

ARTICLE V. CERTAIN COVENANTS		34
5.01	SHAREHOLDER APPROVAL	34
5.02	OTHER APPROVALS	35
5.03	CONDUCT OF BUSINESS	35
5.04	INSURANCE	39
5.05	ACCRUALS FOR LOAN LOSS RESERVE AND EXPENSES	39
5.06	ACQUISITION PROPOSALS	40
5.07	PRESS RELEASES	41
5.08	CHANGES AND SUPPLEMENTS TO DISCLOSURE SCHEDULES	41
5.09	FAILURE TO FULFILL CONDITIONS	41
5.10	ACCESS; INFORMATION	42
5.11	FINANCIAL STATEMENTS	43
5.12	ENVIRONMENTAL	43
5.13	GOVERNMENTAL REPORTS AND SHAREHOLDER INFORMATION	44
5.14	ADVERSE ACTIONS	44
5.15	EMPLOYEE BENEFITS AND EMPLOYEES	45
5.16	CHANGE IN CONTROL PAYMENTS AND TERMINATION; NONCOMPETITION AGREEMENTS	45
5.17	TERMINATION OF SBI 401(K) PLAN	46
5.18	DISPOSITION OF WELFARE BENEFIT AND SEC. 125 PLANS.	47
5.19	BANK MERGER	47
5.20	COOPERATION ON CONVERSION OF SYSTEMS	47
5.21	INSTALLATION/CONVERSION OF EQUIPMENT	48
5.22	COMPENSATION AGREEMENT	48
5.23	MAINTENANCE OF CERTAIN ACCOUNTS AND RELATIONSHIPS	48
5.24	SALE OR DISTRIBUTION OF CERTAIN SBI DIRECT SUBSIDIARIES	48
5.25	TERMINATION OF CONTRACTS.	49
5.26	DISPOSITION OF VISA CLASS B PREFERRED STOCK	49

ARTICLE VI. COVENANTS OF HORIZON		49
6.01	APPROVALS	49
6.02	SEC REGISTRATION	49
6.03	EMPLOYEE BENEFIT PLANS AND EMPLOYEE PAYMENTS	50
6.04	ADVERSE ACTIONS	52
6.05	D&O INSURANCE AND INDEMNIFICATION	52
6.06	CHANGES AND SUPPLEMENTS TO HORIZON DISCLOSURE SCHEDULES	53
6.07	TRUST PREFERRED SECURITIES	54
6.08	ISSUANCE OF HORIZON COMMON STOCK	54
6.09	[INTENTIONALLY OMITTED]	54
6.10	COMMUNITY INVESTMENT	54

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ARTICLE VII. CONDITIONS PRECEDENT TO THE MERGER		54
7.01	CONDITIONS PRECEDENT TO HORIZON’S OBLIGATIONS	54
7.02	CONDITIONS PRECEDENT TO SBI’S OBLIGATIONS	57

ARTICLE VIII. TERMINATION OF MERGER		59
8.01	TERMINATION	59
8.02	EFFECT OF TERMINATION	62

ARTICLE IX. EFFECTIVE TIME OF THE MERGER		63

ARTICLE X. CLOSING		63
10.01	CLOSING DATE AND PLACE	63
10.02	DELIVERIES	63

ARTICLE XI. MISCELLANEOUS		64
11.01	NO ASSIGNMENT	64
11.02	WAIVER; AMENDMENT	64
11.03	NOTICES	65
11.04	HEADINGS	65
11.05	SEVERABILITY	65
11.06	COUNTERPARTS; FACSIMILE	66
11.07	GOVERNING LAW; ENFORCEMENT; SPECIFIC PERFORMANCE; JURY TRIAL	66
11.08	WAIVER OF JURY TRIAL	66
11.09	ENTIRE AGREEMENT	66
11.10	SURVIVAL OF REPRESENTATIONS, WARRANTIES OR COVENANTS	66
11.11	EXPENSES	67
11.12	CERTAIN REFERENCES	67

iii

Agreement and Plan of Merger
This Agreement and Plan of Merger (this “Agreement”) is dated to be effective as of the 29th day of October, 2018, by and between Horizon Bancorp, Inc., an Indiana corporation (“Horizon”), and Salin Bancshares, Inc., an Indiana corporation (“SBI”).
Witnesseth:
Whereas, Horizon is an Indiana corporation registered as a financial holding company with the Board of Governors of the Federal Reserve System (“FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), with its principal office located in Michigan City, Indiana; and
Whereas, SBI is an Indiana corporation registered as a financial holding company with the FRB under the BHC Act, with its principal banking office located in Indianapolis, Indiana; and
Whereas, Horizon and SBI seek to affiliate through a corporate reorganization whereby SBI will merge with and into Horizon, and immediately thereafter, Salin Bank and Trust Company, an Indiana state chartered bank and wholly‑owned subsidiary of SBI (“SBTC”), will be merged with and into Horizon Bank, a wholly‑owned subsidiary of Horizon (“Horizon Bank”); and
Whereas, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations and their respective shareholders to consummate the merger provided for herein and have approved this Agreement, authorized its execution and designated this Agreement a plan of reorganization and a plan of merger; and
Now, Therefore, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the merger of SBI with and into Horizon, and the mode of carrying such merger into effect as follows:
ARTICLE I.

THE MERGER
1.01          The Merger.
(a)          General Description.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Article IX) hereof, SBI shall merge with and into Horizon (the “Merger”), and Horizon shall survive the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law, as amended (the “IBCL”).

(b)          Name, Officers and Directors.  The name of the Surviving Corporation shall be “Horizon Bancorp, Inc.” Its principal office shall be located at 515 Franklin Street, Michigan City, Indiana 46360. The officers of Horizon serving at the Effective Time shall continue to serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death, or removal from office. The directors of the Surviving Corporation following the Effective Time shall be those individuals serving as directors of Horizon at the Effective Time, until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director.
(c)          Articles of Incorporation and Bylaws.  The Articles of Incorporation and Bylaws of Horizon in existence at the Effective Time shall remain the Articles of Incorporation and Bylaws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and Bylaws shall be further amended as provided by applicable law.
(d)          Effect of the Merger.  At the Effective Time, the title to all assets, real estate, and other property owned by SBI shall vest in Surviving Corporation as set forth in Indiana Code Section 23‑1‑40‑6, as amended, without reversion or impairment. At the Effective Time, all liabilities of SBI shall become liabilities of the Surviving Corporation as set forth in Indiana Code Section 23‑1‑40‑6, as amended.
(e)          Integration.  At the Effective Time and subject to the terms and conditions of this Agreement, the parties hereto currently intend to effectuate, or cause to be effectuated, the Merger, pursuant to the terms of this Agreement and the IBCL, and this Agreement shall also constitute the “plan of merger” pursuant to Indiana Code Section 23‑1‑40‑1. If required, the parties agree to enter into a separate short-form plan of merger evidencing the terms required by Indiana Code Section 23‑1‑40‑1.  The parties agree to cooperate and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Merger in accordance with the terms and conditions hereof.
1.02          Reservation of Right to Revise Structure.  At Horizon’s election, the Merger may alternatively be structured so that (a) SBI is merged with and into any other direct or indirect wholly-owned subsidiary of Horizon or (b) any direct or indirect wholly-owned subsidiary of Horizon is merged with and into SBI; provided, however, that no such change shall: (1) alter or change the amount or kind of the Merger Consideration (as defined in Section 2.01) or the treatment of the holders of common stock, no par value per share, of SBI (the “SBI Common Stock”), (2) prevent the parties from obtaining the opinions of counsel referred to in Sections 7.01(h) and 7.02(h) or otherwise cause the transaction to fail to qualify for the tax treatment described in Section 1.03, or (3) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.

1.03          Tax Free Reorganization.  Horizon and SBI intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) and related sections of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and agree to cooperate and to take such actions as may be reasonably necessary to assure such result.
1.04          Absence of Control.  Subject to any specific provisions of the Agreement, it is the intent of the parties to this Agreement that neither Horizon nor SBI by reason of this Agreement shall be deemed (until consummation of the transactions contemplated here) to control, directly or indirectly, the other party or any of its respective Subsidiaries (as defined in the introductory paragraphs to Article III and Article IV) and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.
1.05          Bank Merger.  The parties will cooperate and use reasonable best efforts to effect the merger of SBTC with and into Horizon Bank (the “Bank Merger”) immediately after the Effective Time of the Merger pursuant to a merger agreement substantially in the form of the Bank Merger Agreement attached hereto as Exhibit 1.05. At the effective time of the Bank Merger, the separate corporate existence of SBTC will terminate. Horizon Bank will be the surviving bank and will continue its corporate existence under applicable law. The Articles of Incorporation of Horizon Bank, as then in effect, will be the Articles of Incorporation of the surviving bank, the Bylaws of Horizon Bank, as then in effect, will be the Bylaws of the surviving bank, and the Board of Directors and officers of Horizon Bank will continue as the Board of Directors and officers of the surviving bank.
ARTICLE II.

MANNER AND BASIS OF EXCHANGE OF STOCK
2.01          Merger Consideration.  Subject to the terms and conditions of this Agreement, at the Effective Time, each share of SBI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held as treasury stock of SBI, and shares held directly or indirectly by Horizon, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any; collectively, the “Exempt SBI Stock”) shall become and be converted into the right to receive in accordance with this Article II both: (i) 23,907.5 shares of Horizon common stock (the “Exchange Ratio”) (as adjusted in accordance with the terms of this Agreement), without par value (the aggregate stock consideration to be paid in the Merger is referred to herein as the “Stock Consideration”), and (ii) $87,417.17 in cash (the aggregate cash consideration to be paid in the Merger is referred to herein as the “Cash Consideration”) (with the aggregate of the Stock Consideration and the Cash Consideration being paid for all outstanding shares of SBI Common Stock collectively referred to herein as the “Merger Consideration”).
2.02          Discretion to Adjust Stock Consideration. In the event the parties hereto are unable to obtain the opinions of counsel referred to in Sections 7.01(h) and 7.02(h) or the Merger otherwise fails to qualify for the tax treatment described in Section 1.03, then Horizon may, in its sole discretion, increase the number of shares of SBI Common Stock entitled to receive Stock

Consideration by the minimum amount necessary to enable such tax opinions to be rendered and for the Merger to otherwise qualify for the tax treatment described in Section 1.03.
2.03          Anti-Dilution Adjustments.  If Horizon changes (or establishes a record date for changing) the number of shares of Horizon common stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, or similar transaction with respect to the outstanding Horizon common stock, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be adjusted so the shareholders of SBI at the Effective Time shall receive, in the aggregate, such number of shares of Horizon common stock representing the same percentage of the outstanding shares of Horizon common stock as would have been represented by the number of shares of Horizon common stock the shareholders of SBI would have received if any of the foregoing actions had not occurred. No adjustment shall be made under this Section solely as a result of Horizon changing its cash dividend levels or issuing additional shares of Horizon common stock provided it receives value for such shares or such shares are issued in connection with a Horizon employee benefit plan or similar plan.
2.04          No Fractional Shares.  Notwithstanding any other provision in this Agreement, no fractional shares of Horizon common stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Horizon shall pay to each holder of SBI Common Stock who otherwise would be entitled to a fractional share of Horizon common stock an amount in cash (without interest) determined by multiplying such fraction by the average of the daily closing sales prices of a share of Horizon’s common stock, rounded to the nearest cent, during the fifteen (15) consecutive trading days immediately preceding the second business day prior to the Closing Date; provided, however, that closing sales prices shall only be used for days during which such shares are actually traded on the NASDAQ Global Select Market.
2.05          Exchange Procedures.
(a)          At and after the Effective Time, each physical certificate or book‑entry account statement evidencing outstanding shares of SBI Common Stock (each an “Old Certificate”) (other than the Exempt SBI Stock) shall represent only the right to receive the Merger Consideration in accordance with the terms of this Agreement. At or prior to the Effective Time, Horizon shall reserve a sufficient number of shares of Horizon common stock to be issued as part of the Merger Consideration.
(b)          As promptly as practicable after the Effective Time (and provided SBI has delivered to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations hereunder), the Exchange Agent shall mail to each holder of SBI Common Stock a letter of transmittal providing instructions as to the transmittal to the Exchange Agent of the Old Certificates in exchange for the issuance of the Stock Consideration, and the Cash Consideration in exchange for the Old Certificates pursuant to the terms of this Agreement.
(c)          Horizon shall cause a book-entry account statement representing that number of whole shares of Horizon common stock that each holder of SBI Common Stock has the right to receive and a check in the amount of such holder’s proportionate share of the Cash Consideration, as applicable, and any cash in lieu of fractional shares or dividends or distributions which such holder shall be entitled to receive, if any, to be delivered to such shareholder as soon as reasonably practicable after delivery to Horizon of the Old Certificates (or bond or other indemnity satisfactory to Horizon if any of such certificates are lost, stolen or destroyed) owned by such shareholder accompanied by a properly completed and executed letter of transmittal, in the form and substance satisfactory to Horizon, and any other documents required by this Agreement or reasonably requested by Horizon or the Exchange Agent. No interest will be paid on any Merger Consideration that any such holder shall be entitled to receive pursuant to this Article II upon such delivery.
(d)          No dividends or other distributions on Horizon common stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of SBI Common Stock converted in the Merger into the right to receive shares of Horizon common stock until the holder thereof surrenders such Old Certificates in accordance with this Article II. After becoming so entitled in accordance with this Section 2.05, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Horizon common stock such holder had the right to receive upon surrender of the Old Certificate.
(e)          The stock transfer books of SBI shall be closed immediately prior to the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of SBI of any shares of SBI Common Stock. If, after the Effective Time, Old Certificates are presented to Horizon, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article II.
(f)          Horizon shall be entitled to rely upon SBI’s stock transfer books to establish the identity of those individuals, partnerships, corporations, trusts, joint ventures, organizations, or other entities (each, a “Person”) entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, Horizon shall be entitled, at its own expense, to deposit any Merger Consideration represented thereby in escrow with an independent third party selected by Horizon and thereafter be relieved from any and all liability with respect to any claims thereto.
(g)          If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen, or destroyed and, if required by Horizon, the posting by such Person of a bond or other indemnity satisfactory to Horizon as indemnity against any claim that may be made against it with respect to such Old Certificate, Horizon will issue in exchange for such affidavit of lost, stolen, or destroyed Old Certificate, the Merger Consideration deliverable in respect thereof pursuant to, and in accordance with, the other terms and conditions of this Article II.
(h)          Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of SBI Common Stock that are held as treasury stock of SBI or owned by Horizon (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be cancelled and shall cease to exist, and no stock of Horizon or other consideration shall be exchanged therefor.

(i)          Notwithstanding the foregoing, no party hereto shall be liable to any former holder of SBI Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws.
(j)          If outstanding Old Certificates are not surrendered or the payment for them is not claimed prior to the date on which the Merger Consideration payable therefor would otherwise escheat to, or become the property of any governmental unit or agency, the unclaimed Merger Consideration shall, to the extent permitted by abandoned property and any other applicable law, become the property of Horizon (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled thereto. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of SBI Common Stock for any Merger Consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.
ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SBI
On or prior to the date hereof, SBI has delivered to Horizon a schedule (the “SBI Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of its covenants contained in Article V.
For the purpose of this Agreement, and in relation to SBI, a “Material Adverse Effect” means any effect that (i) was, or is reasonably expected to be, material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value, or business of SBI and its Subsidiaries (as defined below in this introduction to Article III) on a consolidated basis, or (ii) would materially impair the ability of SBI or any of its Subsidiaries to perform its obligations under this Agreement or any related agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect on SBI shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (c) effects of any action or omission taken with the prior written consent of Horizon or at the direction of Horizon, (d) changes resulting from professional expenses (such as legal, accounting, and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, (e) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition, or results of operations of SBI and its Subsidiaries, (f) changes in general economic conditions to the extent such changes do not materially disproportionately affect SBI and its Subsidiaries; and (g) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices.
For the purpose of this Agreement, and in relation to SBI and its Subsidiaries, “knowledge” means those facts that are actually known by the executive officers of SBI and its

Subsidiaries. Additionally, for the purpose of this Agreement, and in relation to SBI, its “Subsidiaries” shall mean any entity which is required to be consolidated with SBI for financial reporting purposes pursuant to United States generally accepted accounting principles (“GAAP”).
Accordingly, SBI hereby represents and warrants to Horizon as follows, except as set forth in the SBI Disclosure Schedule:
3.01          Organization and Authority.
(a)          SBI is a corporation duly organized and validly existing under the laws of the state of Indiana and is a registered bank holding company under the BHC Act. SBI has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. A complete list of SBI’s Subsidiaries is set forth in Schedule 3.01 of the SBI Disclosure Schedule. Except for SBTC, Salin Nevada Insurance Company, Inc. and as set forth in the SBI Disclosure Schedule, SBI owns directly no voting stock or equity securities of any corporation, partnership, association, or other entity.
(b)          SBTC is an Indiana state chartered bank existing under the laws of the State of Indiana. SBTC has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. SBTC owns no voting stock or equity securities of any corporation, partnership, association, or other entity.
(c)          Salin Nevada Insurance Company, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.
(d)          All other SBI Subsidiaries are each duly organized, validly existing and in good standing under the laws of their respective jurisdictions, and they each have the power (corporate, partnership, limited liability company or otherwise) to own all of their respective property and assets, to incur all of their respective liabilities and to carry on their respective business as now being conducted.
3.02          Authorization.
(a)          SBI has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.02(e) and 7.02(f) hereof. This Agreement and its execution and delivery by SBI have been duly authorized and approved by the Board of Directors of SBI and, assuming due execution and delivery by Horizon, constitutes a valid and binding obligation of SBI, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b)          Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the articles of incorporation or bylaws of SBI or the charter documents of any of SBI’s Subsidiaries; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule, or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ, or decree; (iii) conflicts with, results in a breach of, constitutes a default under, or requires any notice or consent under, any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment, or other instrument to which SBI or any of its Subsidiaries is a party or by which SBI or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance, or security interest, or results in the creation of any other rights or claims of any other party (other than Horizon) or any other adverse interest, upon any right, property, or asset of SBI or any of its Subsidiaries; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify, or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment, or other instrument to which SBI or any of its Subsidiaries is bound or with respect to which SBI or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.
(c)          Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust, and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by, or consent, authorization, or approval of any governmental agency or body is necessary for consummation of the Merger by SBI.
3.03          Capitalization.
(a)          As of the date of this Agreement, the authorized capital stock of SBI consists of 300 shares of SBI Common Stock, no par value per share, and 486,829 shares of preferred stock, of which 274.5456 shares of SBI Common Stock are issued and outstanding, no shares of preferred stock are issued and outstanding, and no options or other rights to purchase shares of SBI Common Stock are outstanding. Margaret Jane Salin, is presently the duly authorized and acting Trustee of the William Nathan Salin Family Irrevocable Trust Number One (“Master Trust”), and as of the date hereof, has authority to vote the 68 shares of SBI Common Stock held in the William N. Salin, II Trust (a subtrust of the Master Trust), the 68 shares of SBI Common Stock held in the Sherri S. Fritsch Trust (a subtrust of the Master Trust), and the 68 shares of SBI Common Stock held in the Susan S. McClain Trust (a subtrust of the Master Trust). As of immediately prior to the Effective Time, there shall be 274.5456 shares of SBI Common Stock outstanding. Such issued and outstanding shares of SBI Common Stock have been duly and validly authorized by all necessary corporate action of SBI, are validly issued, fully paid and nonassessable, and have not been issued in violation of any pre-emptive or similar rights. SBI has no capital stock authorized, issued, or outstanding other than as described in this Section 3.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of stock or securities convertible into stock. Each share of SBI Common Stock is entitled to one vote per share.

(b)          All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of SBI are owned by SBI, directly or indirectly, free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights, and of all other rights or claims of any other Person with respect thereto.
(c)          There are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements, or subscription rights relating to any shares of SBI Common Stock or any shares of capital stock of SBI’s Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of SBI or its Subsidiaries, by which SBI is or may become bound. SBI does not have any outstanding contractual or other obligation to repurchase, redeem, or otherwise acquire any of the issued and outstanding shares of SBI Common Stock. To SBI’s knowledge, there are no voting trusts, voting arrangements, buy-sell agreements, or similar arrangements affecting the capital stock of SBI or its Subsidiaries.
3.04          Organizational Documents.  The articles of incorporation and bylaws of SBI and any similar governing documents for each of SBI’s Subsidiaries, represent true, accurate, and complete copies of such corporate documents in effect as of the date of this Agreement, and are attached to and included in Schedule 3.04 of the SBI Disclosure Schedule.
3.05          Compliance with Law.
(a)          None of SBI or any of its Subsidiaries is currently in material violation of, and during the preceding five (5) years, none has been in material violation of, any local, state, federal, or foreign law, statute, regulation, rule, ordinance, order, restriction, or requirement, and none is in violation of any order, injunction, judgment, writ, or decree of any court or government agency or body (collectively, the “Law”). SBI and its Subsidiaries possess and hold all licenses, franchises, permits, certificates, and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect, and such licenses, franchises, permits, certificates, and authorizations are transferable (to the extent required) to Horizon at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.
(b)          Schedule 3.05(b) of the SBI Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers (vice presidents and higher) and directors of SBI who have outstanding loans from SBI or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years immediately preceding the date hereof.
(c)          All of the existing offices and branches of SBTC have been legally authorized and established in accordance with all applicable federal, state, and local laws, statutes, regulations, rules, ordinances, orders, restrictions, and requirements. SBTC has no approved but unopened offices or branches.
(d)          Except as set forth in Schedule 3.05(d) of the SBI Disclosure Schedule, in the last five (5) years, no allegations of sexual harassment, wrongful termination, or discrimination have been made to SBI or SBTC, and no settlement discussions or settlements have occurred or been made, against or with respect to any individual in his or her capacity as a director or employee of SBI or SBTC at a level of Vice President or above.
(e)          SBTC does not have any loans outstanding to, or any commitment to lend to, any Marijuana Related Business, or any loans secured by real or personal property owned by, leased to, or occupied or utilized by a Marijuana Related Business. A “Marijuana Related Business” means any business that grows, produces, buys or sells or otherwise distributes marijuana (a “Marijuana Business”), a business that leases real property or otherwise provides space to a Marijuana Business, or a business that leases or otherwise provides equipment which is directly used to grow or produce marijuana, or a business the conduct of which would reasonably be anticipated to result in SBTC’s collateral being subject to proceedings under the Civil Asset Forfeiture Act.
3.06          Accuracy of Information Provided to Horizon.  SBI agrees that the information concerning SBI or any of its Subsidiaries that is provided or to be provided by SBI to Horizon for inclusion or that is included in the Registration Statement or Proxy Statement (each as defined in Section 6.02), and any other documents to be filed with any regulatory authority or governmental entity in connection with the Merger and the other transactions contemplated by this Agreement will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the SBI Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, SBI shall have no responsibility for the truth or accuracy of any information with respect to Horizon or any of its Subsidiaries or any of their affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any regulatory agency or governmental body.
3.07          Litigation and Pending Proceedings.
(a)          Except as set forth in Schedule 3.07(a) of the SBI Disclosure Schedule and for lawsuits involving collection of delinquent accounts, there are no claims, actions, suits, proceedings, mediations, arbitrations, or investigations pending or threatened against SBI or any of its Subsidiaries, and to SBI’s knowledge there is no basis for any claim, action, suit, proceeding, litigation, arbitration, or investigation against SBI or any of its Subsidiaries.
(b)          Neither SBI nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction, or decree of any court, arbitration panel, or governmental agency or authority; (ii) presently charged with or under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation, or ordinance; or (iii) the subject of any pending or threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties, or operations.

3.08          Financial Statements and Reports.
(a)          SBI has delivered to Horizon copies of the following financial statements and reports of SBI and its Subsidiaries, including the notes thereto (collectively, the “SBI Financial Statements”):
(i)          balance sheets and the related statements of earnings, statements of cash flows, and statements of changes in shareholders’ equity of SBI, on a stand-alone basis and as consolidated with its Subsidiaries, as of and for the fiscal years ended December 31, 2015, 2016 and 2017;
(ii)          an internal unaudited balance sheet and income statement of SBI, on a stand-alone basis and as consolidated with its Subsidiaries, as of and for the three and six months ended June 30, 2018 (without footnotes); and
(iii)          Call Reports (“Call Reports”) for SBTC for the periods ending on December 31, 2015, 2016, and 2017, March 31, 2018 and June 30, 2018.
(b)          The SBI Financial Statements present fairly, in all material respects, the financial position of SBI as of and at the dates shown and the results of operations, (if presented) cash flows, and (if presented) changes in shareholders’ equity for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of SBI and its Subsidiaries. The SBI Financial Statements described in clause (i) above that are consolidated are audited financial statements, and all SBI Financial Statements have been prepared in conformance with GAAP (to the extent applicable), except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.
(c)          Since December 31, 2017, on a consolidated basis, SBI and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.
3.09          Material Contracts.
(a)          As of the date of this Agreement, and except as disclosed in Schedule 3.09(a) of the SBI Disclosure Schedule, neither SBI nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under the following material contracts (collectively, the “Material Contracts”):
(i)          any contract relating to the borrowing of money in excess of $50,000 by SBI or any of its Subsidiaries or the guarantee by SBI or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreements, and trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business);
(ii)          any contract containing covenants that limit the ability of SBI or any of its Subsidiaries to compete in any line of business or with any Person, or to hire or engage the services of any Person, or that involve any restriction of the geographic area in which, or method by which, SBI or any of its Subsidiaries may carry on its business (other than as may be required by Law (as defined in Section 3.05(a)) or any Governmental Authority (as defined in Section 5.13)), or any contract that requires it or any of its Subsidiaries to deal exclusively or on a “sole source” basis with another party to such contract with respect to the subject matter of such contract;
(iii)          any contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization, joint venture, or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to SBI or any of its Subsidiaries;
(iv)          any contract deemed material by SBI or SBTC for the continued operations of SBI and/or SBTC by Horizon or any of its Subsidiaries after the Effective Time;
(v)          any lease of real property;
(vi)          any lease of personal property providing for total aggregate lease payments by or to SBI or its Subsidiaries during the remaining term of the personal property lease agreement in excess of $30,000 or having a remaining term in excess of two (2) years, other than financing leases entered into in the ordinary course of business in which SBI or any of its Subsidiaries is the lessor;
(vii)          any contract (other than an extension of credit extended by SBTC that is made in the ordinary course of business to unrelated third parties and in compliance with Section 5.03) that involves total aggregate expenditures or receipts by SBI or any of its Subsidiaries in excess of $50,000 during the remaining term of the agreement or having a remaining term in excess of two (2) years, or
(viii)          each licensing agreement or other contract with respect to patents, trademarks, copyrights, or other intellectual property, including software agreements and including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any of its intellectual property or confidential information.
(b)          Except as disclosed in Schedule 3.09(b) of the SBI Disclosure Schedule, with respect to each of SBI’s Material Contracts: (i) each Material Contract is in full force and effect; (ii) neither SBI nor any of its Subsidiaries is in breach or default thereunder, as such terms or concepts are defined in each Material Contract; (iii) neither SBI nor any of its Subsidiaries has repudiated or waived any material provision of any Material Contract; (iv) to SBI’s knowledge, no other party to any Material Contract is in default; and (v) a true and complete copy of each Material Contract has been previously delivered to Horizon.
(c)          Except as disclosed in Schedule 3.09(c) of the SBI Disclosure Schedule, neither SBI nor any of its Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for SBI’s own account or for the account of one or more of its Subsidiaries or their respective customers.

3.10          Absence of Undisclosed Liabilities.  Except as provided in the SBI Financial Statements and except for unfunded loan commitments and obligations on letters of credit to customers of SBI’s Subsidiaries made in the ordinary course of business, except for trade payables incurred in the ordinary course of such Subsidiaries’ business, and except for the transactions contemplated by this Agreement or taken with the prior written consent of Horizon, none of SBI or any of its Subsidiaries has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease, or license made outside of the ordinary course of business, nor, to SBI’s knowledge, does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease, or license. None of SBI or any of its Subsidiaries is delinquent in the payment of any amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP.
3.11          Title to Properties.
(a)          Schedule 3.11(a) of the SBI Disclosure Schedule includes a list of all real property owned (including other real estate owned (“OREO”)) and leased by SBI or any Subsidiary. SBI or one of its Subsidiaries, as the case may be, has marketable title in fee simple to all owned real property (including, without limitation, all real property used as bank premises and all OREO); marketable title to all personal property reflected in the SBI Financial Statements as of December 31, 2017, other than personal property disposed of in the ordinary course of business since December 31, 2017; the right to use by valid and enforceable written lease or contract all other real property which SBI or any of its Subsidiaries uses in its respective business; marketable title to, or right to use by terms of a valid and enforceable written lease or contract, all other tangible and intangible property used in its respective business to the extent material thereto; and marketable title to all material property and assets acquired (and not disposed of) or leased since December 31, 2017. All of such owned properties and assets are owned by SBI or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties, or encumbrances of any nature except: (i) as set forth in Schedule 3.11(a) of the SBI Disclosure Schedule; (ii) as specifically noted in reasonable detail in the SBI Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens, and other matters of record, imperfections of title, and other limitations which are not material in amount and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or leased by SBI or its Subsidiaries is in compliance in all respects with all applicable zoning and land use laws and there are no encroachments or other violations of law with respect to any such property. All such properties also comply, in all material respects, with all applicable private agreements, zoning requirements, and other governmental laws and regulations relating thereto, and there are no condemnation proceedings pending or threatened with respect to such properties. All real property, machinery, equipment, furniture, and fixtures owned or leased by SBI or its Subsidiaries that is material to its respective business is in good operating condition for its intended purpose (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary course of business.
(b)          After the date hereof, Horizon shall be entitled to obtain new commitments for, and policies of title insurance or surveys in respect of, any real property owned or leased by SBI or its Subsidiaries, and SBI shall reimburse Horizon for 50% of the cost and expenses promptly upon receipt of an invoice from Horizon. Within thirty (30) days after the later of Horizon’s receipt of all such surveys and title commitments, Horizon shall notify SBI of any objections to any exceptions, conditions or other matters contained in or set forth in any survey or title commitment other than Standard Permitted Exceptions (the “Unpermitted Exceptions”). The term “Standard Permitted Exceptions” shall include (i) liens for real estate taxes and assessments not yet delinquent; and (ii) utility, access, and other easements, rights of way, restrictions, and exceptions existing on the real estate owned or leased by SBI as shown in the title commitments or surveys, none of which impair such real property for the use and business being conducted thereon in any material respect. Within ten (10) days after receipt of such written notice of Unpermitted Exceptions from Horizon, SBI shall commence using its reasonable best efforts to cure any such Unpermitted Exceptions to the satisfaction of Horizon prior to the Closing. If SBI agrees to cure the Unpermitted Exceptions but is unable to cure the Unpermitted Exceptions to the reasonable satisfaction of Horizon prior to the Closing, or does not agree to do so, Horizon may either: (i) waive the uncured Unpermitted Exceptions and close the transactions contemplated by this Agreement; or (ii) if such Unpermitted Exceptions decrease the value of the property by more than $50,000 in the reasonable and good faith estimate of Horizon or would require the expenditure of monies (including legal fees and costs) in excess of $50,000 to cure such Unpermitted Exceptions, reduce the Merger Consideration by the amount Horizon reasonably and in good faith determines will be required to remove or cure the Unpermitted Exceptions (or provide a reasonable alternative thereto).  Such reduction in the Merger Consideration shall be adjusted for any tax savings resulting from the expenditure of such amount (assuming a 21% tax rate).
(c)          With respect to all real property presently or formerly owned, leased, or used by SBI or any of its Subsidiaries, SBI, its Subsidiaries, and to the knowledge of SBI, each of the prior owners, have conducted their respective business in material compliance with all applicable federal, state, county, and municipal laws, statutes, regulations, rules, ordinances, orders, directives, restrictions, and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants, or storm water or process waste water or otherwise relating to the environment, air, water, soil, or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal, or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corps of Engineers, the Department of Interior, the United States Fish and Wildlife Service, and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, “Environmental Laws”). There are no pending or threatened claims, actions, or proceedings by any local municipality, sewage district, or other governmental entity against SBI or any of its Subsidiaries with respect to the Environmental Laws, and there is no reasonable basis or grounds for any such claim, action, or proceeding. No environmental clearances are required for the conduct of the business of SBI or any of its Subsidiaries as currently conducted or the consummation of the Merger or any of the other transactions contemplated hereby. Neither SBI nor any of its Subsidiaries is the owner or has been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled, or disposed of, other than in compliance with Environmental Laws and which substances, if known to be present on, at or under such property, would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. Neither SBI nor any of its Subsidiaries has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.
3.12          Loans and Investments.
(a)          Schedule 3.12(a) of the SBI Disclosure Schedule contains (i) a list of each loan by SBTC that has been classified by regulatory examiners or management as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful,” or “Loss” or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability as of September 30, 2018, (ii) the most recent loan watch list of SBTC and a list of all loans which have been determined to be thirty (30) days or more past due with respect to principal or interest payments, have been placed on nonaccrual status, or have been designated as Troubled Debt Restructuring (“TDR”) loans, and (iii) a description of all unfunded loan commitments (and loans currently under consideration) of the types and amounts described in Section 5.03(a)(iv) of this Agreement. SBI and SBTC have not sold, purchased, or entered into any loan participation arrangement which was outstanding at September 30, 2018, except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. Schedule 3.12(a) of the SBI Disclosure Schedule also contains a true, accurate, and complete list of all loans in which SBTC has any participation interest or which have been made with or through another financial institution on a recourse basis against SBTC.
(b)          All loans reflected in the SBI Financial Statements as of June 30, 2018 and which have been made, extended, renewed, restructured, approved, amended, or acquired since June 30, 2018: (i) have been made for good, valuable, and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid, and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt, or other laws of general application relative to or affecting the enforcement of creditors’ rights; (iii) are evidenced by notes, instruments, or other evidences of indebtedness which are true, genuine, and what they purport to be; and (iv) are secured by perfected security interests or recorded mortgages naming SBTC as the secured party or mortgagee (unless by written agreement to the contrary).
(c)          The allowance for loan and lease losses and the carrying value for OREO which are shown on the SBI Financial Statements are, in the judgment of management of SBI, adequate in all respects under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and OREO as of the respective dates.
(d)          None of the investments reflected in the SBI Financial Statements as of and for the three and six months ended June 30, 2018, and none of the investments made by any Subsidiary of SBI since June 30, 2018 are subject to any restriction, whether contractual or statutory, which materially impairs the ability of such Subsidiary to dispose freely of such investment at any time. Neither SBI nor any of its Subsidiaries is a party to any repurchase agreements with respect to securities. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states of the United States and their political subdivisions, and other investment securities classified as “held to maturity” held by SBI and SBTC, as reflected in the latest balance sheet in the SBI Financial Statements, are carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states of the United States and their political subdivisions, and other investment securities classified as “available for sale” held by SBI and SBTC, as reflected in the latest balance sheet in the SBI Financial Statements, are carried in the aggregate at market value. Provisions for losses have been made on all such securities that have had a decline in value deemed “other than temporary” as defined in SEC Staff Accounting Bulletin No. 59.
3.13          Indebtedness.  Except as set forth in Schedule 3.13 of the SBI Disclosure Schedule and except for customer deposits and ordinary trade payables and FHLBI advances, neither SBI nor any of its Subsidiaries has, and none will have at the Effective Time, any indebtedness for borrowed money. SBI is in full compliance with all the terms, conditions and covenants in the 2003 Indenture and the documents, agreements, and instruments evidencing the Debt Securities (both as defined in Section 6.07).
3.14          No Shareholder Rights Plan.  SBI has no outstanding shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting, or discouraging a change in control or merger of SBI or which reasonably could be considered an anti-takeover mechanism.
3.15          Employee Benefit Plans.
(a)          With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored or otherwise maintained by any member of a controlled group of corporations under Code Section 414(b) of which SBI is or was a member, and any trade or business (whether or not incorporated) which is or was under common control with SBI under Code Section 414(c), and all other entities which together with SBI are or were prior to the date hereof treated as a single employer under Code Section 414(m) or 414(o) (an “ERISA Affiliate”), whether written or oral, in which SBI or any ERISA Affiliate participates as a participating employer, or to which SBI or any ERISA Affiliate contributes, or any nonqualified employee benefit plans or deferred compensation, bonus, stock, performance share, phantom stock or incentive plans or arrangements, or other employee benefit or fringe benefit programs, whether or not subject to ERISA, for the benefit of former or current employees or directors (or their beneficiaries or dependents) of SBI or any ERISA Affiliate, and including any such plans which have been terminated, merged into another plan, frozen, or discontinued (individually, “SBI Plan” and collectively, “SBI Plans”), SBI represents and warrants, except as set forth in Schedule 3.15(a) of the SBI Disclosure Schedule:
(i)          All such SBI Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with their respective terms and with the requirements prescribed by all applicable statutes, orders, and governmental rules or regulations, including without limitation, ERISA and the Department of Labor (“Department”) Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder. With respect to any compliance failure disclosed on Schedule 3.15(a), there is no current or anticipated material liability.
(ii)          All SBI Plans intended to constitute tax-qualified plans under Code Section 401(a) have complied in form since their adoption and have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations and each such Plan either (A) has received a determination letter from the Internal Revenue Service upon which SBI may rely regarding such plan’s tax qualified status under the Code, or (B) is a pre-approved volume submitter or prototype plan that is the subject of an opinion or advisory letter issued by the Internal Revenue Service.
(iii)          All SBI Plans that provide for payments of “nonqualified deferred compensation” (as defined in Code Section 409A(d)(1)) have, in all material respects, been (A) operated in good faith compliance with the applicable requirements of Code Section 409A and applicable guidance thereunder since January 1, 2005, and (B) amended to comply in written form with Code Section 409A and the Treasury Regulations promulgated thereunder.
(iv)          No SBI Plan allows for the granting of any awards of or with respect to any stock or other securities of SBI.
(v)          Neither SBI, an ERISA Affiliate, nor any other fiduciary as defined in ERISA Section 3(21)(A) of a SBI Plan has engaged in any transaction that may subject SBI, any ERISA Affiliate, or any SBI Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979, or 4980B.
(vi)          All contributions and premiums accrued or owed under any SBI Plan have been paid or properly accrued and reflected in the SBI Financial Statements in accordance with GAAP.
(vii)          All obligations required to be performed by SBI or any ERISA Affiliate under any provision of any SBI Plan have been performed by it in all material respects and, neither SBI nor any ERISA Affiliate is, in any material respect, in default under or in violation of any provision of any SBI Plan.

(viii)          All required reports and descriptions for the SBI Plans have, in all material respects, been timely filed and distributed to participants and beneficiaries, and all notices and disclosures required by ERISA or the Code with respect to all SBI Plans have been proper as to form and timely given. With respect to any delinquent filings to governmental agencies described in Schedule 3.15(a), no material liability is anticipated.
(ix)          No event has occurred which would reasonably constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any SBI Plan.
(x)          There are no examinations, audits, enforcement actions or proceedings, or any other investigations pending or threatened by any governmental agency involving any SBI Plan.
(xi)          There are no actions, suits, proceedings, or claims pending (other than routine claims for benefits) or threatened against SBI or any ERISA Affiliate in connection with any SBI Plan or the assets of any SBI Plan.
(xii)          Any SBI Plan may be amended and terminated at any time without any material liability and these rights have always been maintained by SBI and its ERISA Affiliates.
(b)          SBI has provided or made available to Horizon true, accurate, and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following SBI Plans, as applicable:
(i)          All pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, restricted stock, restricted stock unit, phantom stock, performance share, and stock appreciation right plans that are currently in effect or under which SBI has or may have any liability, all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all current summary plan descriptions thereof (including any modifications thereto);
(ii)          All employment, deferred compensation (whether funded or unfunded), salary continuation, change in control, consulting, retention, bonus, severance, and collective bargaining, agreements, arrangements, or understandings that are currently in effect or under which SBI has or may have any liability;
(iii)          All executive and other incentive compensation plans, programs, and agreements that are currently in effect or under which SBI has or may have any liability;
(iv)          All group insurance, medical, and prescription drug arrangements, policies, or plans that are currently in effect or under which SBI has or may have any liability;
(v)          All incentive, welfare, or employee benefit plans, understandings, arrangements, or agreements, maintained or sponsored, participated in, or contributed to by SBI currently, or under which SBI has or may have any liability, with respect to its current or former directors, officers, or employees;
(vi)          All reports and returns filed with the Internal Revenue Service or the Department within the preceding three (3) years by SBI or any ERISA Affiliate with respect to any SBI Plan;
(vii)          All applicable nondiscrimination testing for any SBI Plan for the three (3) preceding years;
(viii)          All notices and disclosures required under ERISA, the Code or any other applicable law with respect to any SBI Plan for the preceding three (3) years;
(ix)          All current participants in such plans and programs and all participants with benefit entitlements under such plans and programs; and
(x)          Valuations or allocation reports for any defined contribution and defined benefit plans as of the most recent allocation and valuation dates.
(c)          Except as disclosed in Schedule 3.15(c) of the SBI Disclosure Schedule, no current or former director, officer, or employee of SBI or any ERISA Affiliate (i) is entitled to or may become entitled to any benefit under any SBI Plans that are welfare benefit plans (as defined in ERISA Section 3(1)) after termination of employment with SBI or any ERISA Affiliate, except to the extent such individuals may be entitled to continue their group health care coverage pursuant to Code Section 4980B, or (ii) is currently receiving, or entitled to commence receiving, a disability benefit under a long-term or short-term disability plan that is a SBI Plan maintained by SBI or an ERISA Affiliate.
(d)          With respect to all SBI Plans that are group health plans as defined in ERISA Section 607(1), sponsored or maintained by SBI or any ERISA Affiliate, no director, officer, employee, or agent of SBI or any ERISA Affiliate has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on SBI or any ERISA Affiliate under Code Section 4980B(a), or would cause a penalty to be imposed under ERISA and the regulations promulgated thereunder. With respect to all such plans, all applicable provisions of Code Section 4980B and ERISA Sections 601-606 have been complied with by SBI or any ERISA Affiliate, and all other provisions of ERISA and the regulations promulgated thereunder have been complied with in all material respects.
(e)          Except as disclosed in Section 3.15(e) of the SBI Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, change in control, reimbursement, indemnity, retirement, early retirement, severance, or similar plans or agreements, commitments, or understandings, or any employee benefit or retirement plan or agreement, binding upon SBI or any ERISA Affiliate, and no such agreement, commitment, understanding, or plan is under discussion or negotiation by management with any employee or group of employees, any member of management, or any other Person.

(f)          Except as set forth in Schedule 3.15(a), no Voluntary Employees’ Beneficiary Association (“VEBA”), as defined in Code Section 501(c)(9), is or has been sponsored, maintained or contributed to by SBI or any ERISA Affiliate.
(g)          Except as contemplated in this Agreement or as disclosed in Schedule 3.15(g) of the SBI Disclosure Schedule, there are no benefits or liabilities under any employee benefit plan or program that will be vested, accelerated or otherwise come due as a result of the transactions contemplated by the terms of this Agreement.
(h)          Neither SBI nor any of its ERISA Affiliates has ever sponsored, maintained, participated in, contributed to, or had any obligation with respect to any plan that is subject to Code Section 412 or Title IV of ERISA, that is or has been subject to Sections 4063 or 4064 of ERISA, or that is a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. Neither SBI nor any of its ERISA Affiliates has ever participated in or had any obligation to contribute to a “multiemployer plan,” as defined in Section 3(37) of ERISA.
(i)          Each SBI Plan that is a health plan is and has been operated and maintained in compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, including the regulations and official guidance thereunder (collectively, the “ACA”). SBI or its ERISA Affiliate has offered all full-time employees (as defined in the ACA) of SBI or the ERISA Affiliate the ability to elect minimum essential coverage that provides minimum value for themselves and their dependents, such that there will not be any liability or excise tax under Section 4980H of the Code. No excise tax or penalty under the ACA is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any SBI Plan. SBI or the applicable ERISA Affiliate has maintained all records necessary to demonstrate compliance with the ACA.
(j)          Each individual who is classified by SBI or any ERISA Affiliate as an independent contractor has been properly classified for purposes of participation and benefit accrual under each SBI Plan.
(k)          Except as contemplated by this Agreement, neither SBI nor any ERISA Affiliate has made any promises or commitments, whether legally binding or not, to create any new plan, agreement, or arrangement, or to modify or change in any material way SBI Plans.
3.16          Labor and Employment Matters. SBI is and has been in compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment, and withholding of taxes. Except as set forth on Schedule 3.16, to the knowledge of SBI, no employee with annual compensation of $40,000 or more plans to terminate his or her employment with SBI or any Subsidiary. Within the past three (3) years, there has not been, and as of the date of this Agreement there is not pending or threatened, any labor dispute, work stoppage, labor strike, or lockout against SBI. No employee of SBI or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To SBI’s knowledge, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. Except as set forth on Schedule 3.16 of the SBI Disclosure Schedule, no employee or independent contractor of SBI or any of its Subsidiaries is a party to any employment agreement, confidentiality, non‑disclosure, or proprietary information agreement, non-compete agreement, non-solicitation agreement, or any similar agreement with SBI or any of its Subsidiaries (the “Employee Agreements”), and neither SBI, any Subsidiary or any employee or independent contractor is in violation of any such Employee Agreement. SBI is in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, and any other similar applicable foreign, state, or local laws relating to facility closings and layoffs.
3.17          Obligations to Employees.  All material obligations and liabilities of and all payments by SBI or any ERISA Affiliate and all SBI Plans, whether arising by operation of law, by contract, or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee, or agent (or his or her heirs, legatees, or legal representatives) have been and are being paid to the extent required by applicable law or by the plan, trust, contract, or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by SBI or an ERISA Affiliate in accordance with GAAP and applicable law applied on a consistent basis and sound actuarial methods with respect to the following: (a) withholding taxes or unemployment compensation; (b) SBI Plans; (c) employment, salary continuation, change in control, consulting, retirement, early retirement, severance, or reimbursement; and (d) collective bargaining plans and agreements. All accruals and reserves referred to in this Section 3.17 are correctly and accurately reflected and accounted for in the SBI Financial Statements and the books, statements, and records of SBI.
3.18          Taxes, Returns and Reports.
(a)          Each of SBI and its Subsidiaries has since January 1, 2011 (i) duly and timely filed all federal, state, local, and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate, and complete; (ii) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments, and other governmental charges due or claimed to be due upon it or any of its income, properties, or assets; and (iii) not requested an extension of time for any such payments (which extension is still in force). SBI has established, and shall establish in the Subsequent SBI Financial Statements (as defined in Section 5.11), in accordance with GAAP, a reserve for taxes in the SBI Financial Statements adequate to cover all of SBI’s and its Subsidiaries’ tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither SBI nor any of its Subsidiaries has, nor will any of them have, any material liability for taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent SBI Financial Statements (as defined in Section 5.11) or as accrued or reserved for on the books and records of SBI or its Subsidiaries. Neither SBI nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. No federal, state, or local tax returns of SBI or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years. Neither SBI nor any of its Subsidiaries has waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency. Neither SBI nor any of its subsidiaries is a party to or bound by any tax allocation or sharing agreement.

(b)          SBI is, and at all times since January 1, 1998 has been, a “small business corporation,” within the meaning of Code Section 1361(a)(1), for which a valid election pursuant to Code Section 1362(a) or comparable provisions of state or local law to be treated as an S-corporation has been made and which has never been revoked or terminated. SBI validly elected, pursuant to Code Section 1361(b)(3)(B)(ii) or comparable provisions of state or local law, to treat SBTC as a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3)(B) effective January 1, 1998, which election has never been revoked or terminated. Since January 1, 1998, neither SBI nor SBTC has acquired any asset the tax basis of which is or was determined, in whole in in part, by reference to the tax basis of such asset, or any other property in the hands of a C-corporation (within the meaning of Code Section 1361(a)(2)). SBI has no liability for taxes imposed by Code Section 1374 or Code Section 1375.
(c)          Neither SBI nor any of its Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted in or could reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G, or in the payment of compensation for which a deduction would be disallowed by reason of Code Section 162(m).
3.19          Deposit Insurance.  The deposits of SBTC are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law, and SBI or SBTC has paid, prepaid, or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.
3.20          Insurance.  Schedule 3.20 of the SBI Disclosure Schedule contains a true, accurate, and complete list of all policies of insurance (including, without limitation, financial institution bond, directors’ and officers’ liability insurance, property and casualty insurance, group health or hospitalization insurance, employment practices liability insurance, and cybersecurity insurance) owned or held by SBI or any of its Subsidiaries on the date hereof or with respect to which SBI or any of its Subsidiaries pays any premiums. Each such policy is, and since January 1, 2015, has been, in full force and effect with no lapses in coverage and all premiums due thereon have been paid when due.
3.21          Books and Records.  The books of account, minute books, stock record books, and other records of SBI and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the SBI’s business practices and all applicable Laws, including the maintenance of an adequate system of internal controls required by such Laws. The minute books of SBI and each of its Subsidiaries contain accurate and complete records, in all material respects, of all meetings held and corporate action taken by its respective shareholders, boards of directors, and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of SBI and its Subsidiaries.
3.22          Broker’s, Finder’s or Other Fees.  Except for reasonable fees and expenses of SBI’s attorneys and accountants and the contractually-agreed fees and expenses of Hovde Group LLC (“Hovde”), SBI’s investment banker under the agreement identified on Schedule 3.22 of the SBI Disclosure Schedule, all of which shall be paid or accrued by SBI at or prior to the Effective Time, no agent, broker, or other Person acting on behalf of SBI or any of its

Subsidiaries or under any authority of SBI or any of its Subsidiaries is or shall be entitled to any commission, broker’s or finder’s fee, or any other form of compensation or payment from any of the parties hereto relating to this Agreement or the Merger or other transactions contemplated hereby.
3.23          Interim Events.  Except as otherwise permitted hereunder or disclosed in Schedule 3.23 of the SBI Disclosure Schedule, since December 31, 2017, neither SBI nor any of its Subsidiaries has:
(a)          Experienced any events, changes, developments or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on SBI;
(b)          Suffered any damage, destruction, or loss to any of its properties, not fully paid by insurance proceeds, in excess of $100,000 individually or $250,000 in the aggregate;
(c)          Declared, distributed or paid any dividend or other distribution to its shareholders;
(d)          Repurchased, redeemed, or otherwise acquired shares of its common stock, issued any shares of its common stock or stock appreciation rights, or sold or agreed to issue or sell any shares of its common stock, including the issuance of any stock options, or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize, or split its stock;
(e)          Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, change in control, health, bonus, insurance, or other welfare benefit plan or agreement to employees, officers, or directors of SBI or a Subsidiary;
(f)          Increased the salary of (or granted any bonus to) any director, officer, or employee, except for increases of less than 5% in the ordinary course of business and in accordance with past practices, or entered into any employment contract, indemnity agreement, or understanding with any officer or employee or installed or amended any existing employee welfare, pension, retirement, change in control, stock option, stock appreciation, stock dividend, profit sharing, or other similar plan or arrangement;
(g)          Leased, sold, or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased, or otherwise acquired from third parties any assets except in the ordinary course of business;
(h)          Except for the Merger and other transactions contemplated by this Agreement, merged, consolidated, or sold shares of its (or any of its Subsidiaries’) common stock, agreed to merge or consolidate SBI or any of its Subsidiaries with or into any third party, agreed to sell any shares of its (or any of its Subsidiaries’) common stock, or acquired or agreed to acquire any stock, equity interest, assets, or business of any third party;
(i)          Incurred, assumed, or guaranteed any material obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;

(j)          Mortgaged, pledged or subjected to a lien, security interest, option, or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by SBTC of government deposits; or (ii) granted in connection with repurchase or reverse repurchase agreements;
(k)          Canceled, released, or compromised any loan, debt, obligation, claim, or receivable other than in the ordinary course of business;
(l)          Entered into any transaction, contract, or commitment other than in the ordinary course of business;
(m)          Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business;
(n)          Amended their articles of incorporation, charter, or bylaws or adopted any resolutions by their board of directors or shareholders with respect to the same; or
(o)          Conducted its business in any manner other than substantially as it was being conducted prior to December 31, 2017.
3.24          Insider Transactions.  Except as set forth in Schedule 3.24 of the SBI Disclosure Schedule, during the preceding five (5) years, no officer or director of SBI or any of its Subsidiaries or member of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such officer or director has currently, or has had during such time period, any direct or indirect interest in any property, assets, business, or right which is owned, leased, held, or used by SBI or any Subsidiary or in any liability, obligation, or indebtedness of SBI or any Subsidiary, except for deposits of SBTC, securities issued by SBI, and interests in compensatory arrangements.
3.25          Indemnification Agreements.
(a)          Neither SBI nor any of its Subsidiaries is a party to any indemnification, indemnity, or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder, or agent against liability or hold the same harmless from liability other than as expressly provided in the articles of incorporation or bylaws of SBI or the charter documents of a Subsidiary.
(b)          During the preceding five (5) years, no claims have been made against or filed with SBI or any of its Subsidiaries nor have any claims been threatened against SBI or a Subsidiary, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee, or agent of SBI or any of its Subsidiaries.
3.26          Shareholder Approval.  The affirmative vote of the holders of a majority of the SBI Common Stock (which are issued and outstanding on the record date relating to the meeting of shareholders contemplated by Section 5.01 of this Agreement) is required for shareholder approval of this Agreement and the Merger.

3.27          Intellectual Property.
(a)          SBI and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all material Intellectual Property (as defined in Section 3.27(g)) that is used by SBI or its Subsidiaries in their respective businesses as currently conducted. Neither SBI nor any of its Subsidiaries has (i) licensed any Intellectual Property owned by it or its Subsidiaries to any third party, or (ii) entered into any exclusive agreements relating to Intellectual Property owned by it.
(b)          SBI and its Subsidiaries have not infringed or otherwise violated any material Intellectual Property rights of any third party during the preceding five (5) years. There is no claim asserted or threatened against SBI and/or its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use, or licensed right to use any Intellectual Property.
(c)          To SBI’s knowledge, no third party has infringed, misappropriated, or otherwise violated SBI’s or any of its Subsidiaries’ Intellectual Property rights during the preceding five (5) years. There are no claims asserted or threatened by SBI or any of its Subsidiaries, nor has SBI or any of its Subsidiaries decided to assert or threaten a claim, that (i) a third party infringed or otherwise violated any of their Intellectual Property rights; or (ii) a third party’s owned or claimed Intellectual Property interferes with, infringes, dilutes, or otherwise harms any of their Intellectual Property rights.
(d)          To the extent SBI has designated any of its information, materials, or processes a trade secret, SBI and its Subsidiaries have taken reasonable measures to protect the confidentiality of all trade secrets that are owned, used, or held by them.
(e)          None of the Software (as defined in subsection (g) below): (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Software or any system containing or used in conjunction with such Software (collectively, “Defective Code”) or (ii) to SBI’s knowledge, fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Software or system or (iii) is lapsed or has failed to be upgraded and maintained in accordance with any maintenance schedule or customary practice.
(f)          No Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan Horse,” “virus,” “worm,” “spyware,” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of any user or damaging or destroying any data file without the user’s consent; (collectively, “Malicious Code”).
(g)          For purposes of this Agreement, “Intellectual Property” shall mean all patents, trademarks, trade names, service marks, domain names, social media handles and related accounts, database rights, copyrights and any applications therefor, mask works, technology, know-how, trade secrets, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form) (collectively, “Software”), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights of any kind, whether or not registered.
3.28          Information Technology.  The computers, Software, computer programs, in source code and object code forms, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines, repair and refurbishment equipment and all other information technology equipment owned, used, or held for use by SBI or SBTC (collectively, “SBI IT Assets”) (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required for the conduct of SBI’s and SBTC’s businesses and have not materially malfunctioned or failed within the past three (3) years; and (ii) do not contain any Defective Code, Malicious Code, or open source code. SBI and SBTC take commercially reasonable actions, consistent with current banking industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all third party and customer information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including, but not limited to, (A) the use of robust encryption technology, and (B) the implementation of a comprehensive security plan which (x) promptly identify any and all internal and external risks to the security of SBI’s and/or SBTC’s confidential information or that of third parties or customers, and (y) implements, monitors, and improves adequate and effective safeguards to control those risks. SBI and its Subsidiaries have achieved a “baseline” maturity level in all domains of its information systems according to the Federal Financial Institutions Examination Council (“FFIEC”) Cybersecurity Assessment Tool. Seller has implemented commercially reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with banking industry practices. No claims are pending or threatened in writing against SBI or SBTC alleging a violation of any Person’s privacy rights or rights regarding the protection of personally identifiable information or other non-public information. SBI has replaced, or prior to the Closing Date will take out of service and replace, all automated teller machines that are not upgradable to Windows 7, in each case as identified on Schedule 3.28 of the SBI Disclosure Schedule with a replacement date. In addition, SBI has upgraded, or before the Closing Date will upgrade, all automated teller machines and interactive teller machines to be compliant with EMV (chip) technology laws and regulations, in each case as identified on Schedule 3.28 of the SBI Disclosure Schedule with an upgrade date.
3.29          Community Reinvestment Act.  SBTC received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.
3.30          Bank Secrecy and Anti-Money Laundering Compliance.  Neither SBI nor any of its Subsidiaries has received any notice or communication from any regulatory authority alleging violation of, or noncompliance with, any legal requirement concerning bank secrecy or anti-money laundering, including the Currency and Foreign Transactions Reporting Act, the Money Laundering Control Act of 1986, Annunzio-Wylie Anti-Money Laundering Act, the Money Laundering Suppression Act of 1994, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act) (each such legal requirement and the rules promulgated thereunder, a “BSA/AML Law”). SBI and its Subsidiaries have not been cited, fined, or otherwise notified of any failure by it to comply with a BSA/AML Law in the past five (5) years. To the knowledge of SBI and its Subsidiaries, there are no facts or circumstances that could form the basis for assertion of any proceeding against SBI or its Subsidiaries under any BSA/AML Law that, if determined adversely to SBI or its Subsidiaries, could reasonably be expected to adversely affect SBI or its Subsidiaries.
3.31          Agreements with Regulatory Agencies.  Neither SBI nor any of its Subsidiaries is subject to any cease-and-desist, consent order or other order, or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, during the preceding five (5) years, a recipient of any supervisory letter from, or, during the preceding five (5) years, has adopted any policies, procedures, or board resolutions at the request or suggestion of any regulatory agency or other governmental entity that currently restricts (or restricted), in any material respect, the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries (a “SBI Regulatory Agreement”), nor has SBI or any of its Subsidiaries been advised, during the preceding five (5) years, by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such SBI Regulatory Agreement. There are no refunds or restitutions required to be paid or corrective actions (including items designated as “matters requiring attention”) required to be taken as a result of any criticism of any regulatory agency or body cited in any examination report of SBI or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to SBI or any of its Subsidiaries.
3.32          Approval Delays.  To SBI’s knowledge, there is no reason why the granting of any of the Regulatory Approvals (as defined in Section 7.01(e)) would be denied or unduly delayed.
3.33          Internal Controls.  SBI and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient, in the reasonable opinion of management of SBI and SBTC, to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. During the preceding three (3) years, (i) through the date hereof, neither SBI nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of SBI or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that SBI or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing SBI or any of its Subsidiaries, whether or not employed by SBI or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by SBI or any of its officers, directors, employees, or agents to the Board of Directors of SBI or any committee thereof or to any director or officer of SBI.

3.34          Fiduciary Accounts.  SBI and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including, without limitation, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither SBI nor any of its Subsidiaries, nor any of their respective directors, officers, or employees, has committed any breach of trust with respect to any fiduciary account, and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
3.35          Fairness Opinion. SBI has received an opinion from Hovde to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the stockholders of SBI pursuant to this Agreement is fair for such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF HORIZON
On or prior to the date hereof, Horizon has delivered to SBI a schedule (the “Horizon Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article V or Article VI.
For the purpose of this Agreement, and in relation to Horizon and its Subsidiaries (as defined in this introduction to Article IV), a “Material Adverse Effect on Horizon” means any effect that (i) was, or is reasonably expected to be, material and adverse to the results of operations, properties, asset, liabilities, condition (financial or otherwise), value, or business of Horizon and its Subsidiaries on a consolidated basis, or (ii) would materially impair the ability of Horizon or any of its Subsidiaries to perform its obligations under this Agreement or any related agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect on Horizon shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or savings associations or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (c) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition, or results of operations of Horizon and its Subsidiaries, (d) changes resulting from professional expenses (such as legal, accounting, and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, (e) changes in general economic conditions to the extent such changes do not materially disproportionately affect Horizon and its Subsidiaries, and (f) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the shares of Horizon common stock, by itself, be considered to constitute a Material Adverse Effect on Horizon and its Subsidiaries taken as a whole (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying or caused by such decline has resulted in a Material Adverse Effect).
For the purpose of this Agreement, and in relation to Horizon and its Subsidiaries, “knowledge” means those facts that are actually known by the executive officers of Horizon. Additionally, for the purpose of this Agreement, and in relation to Horizon, its “Subsidiaries” shall mean any entity which is required to be consolidated with Horizon for financial reporting purposes pursuant to GAAP.
Accordingly, Horizon represents and warrants to SBI as follows, except as set forth in the Horizon Disclosure Schedule:
4.01          Organization and Authority.
(a)          Horizon is a corporation duly organized and validly existing under the laws of the State of Indiana and is a registered bank holding company under the BHC Act. Horizon has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.
(b)          Horizon Bank is a state bank chartered and existing under the laws of the State of Indiana. Horizon Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.
(c)          Each of Horizon’s Subsidiaries other than Horizon Bank is duly organized and validly existing under the laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.
4.02          Authorization.
(a)          Horizon has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.01(d), (e), (f), and (k) hereof. This Agreement and its execution and delivery by Horizon have been duly authorized and approved by the Board of Directors of Horizon and, assuming due execution and delivery by SBI, constitutes a valid and binding obligation of Horizon, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditors’ rights.
(b)          Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or Bylaws of Horizon or the charter documents of any of its Subsidiaries; (ii) conflicts with or violates any local, state, federal, or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ, or decree; (iii) conflicts with, results in a breach of, constitutes a default under, or requires any notice or consent under, any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment, or other instrument to which Horizon or any of its Subsidiaries is a party or by which Horizon or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance, or security interest, or results in the creation of any other rights or claims of any other party (other than SBI) or any other adverse interest, upon any right, property, or asset of Horizon or any of its Subsidiaries; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify, or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment, or other instrument to which Horizon or any of its Subsidiaries is bound or with respect to which Horizon or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.
(c)          Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by Horizon.
4.03          Capitalization.  As of the date of this Agreement, the authorized capital stock of Horizon consists of (i) 99,000,000 shares of Horizon common stock, 38,542,509 shares of which are issued and outstanding (and which includes shares of restricted stock), and (ii) options to purchase 406,878 shares of Horizon common stock. Such issued and outstanding shares have been duly and validly authorized by all necessary corporate action of Horizon, are validly issued, fully paid, and nonassessable, and have not been issued in violation of any pre-emptive rights. Each share of Horizon common stock is entitled to one vote per share.
4.04          Compliance with Law.
(a)          None of Horizon or any of its Subsidiaries is currently in violation of, and during the preceding five (5) years, none has been in violation of any Law, except where such violation would not have a Material Adverse Effect on Horizon. Horizon and its Subsidiaries possess and hold all licenses, franchises, permits, certificates, and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect on Horizon.
(b)          Horizon is not subject to any understandings or commitments with, and there are no orders or directives of, any government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets, or capital of Horizon or its Subsidiaries. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of Horizon or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to Horizon or any of its Subsidiaries.

(c)          Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), Horizon, to its knowledge, has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
(d)          All of the existing offices and branches of Horizon Bank have been legally authorized and established in accordance with all applicable federal, state, and local laws, statutes, regulations, rules, ordinances, orders, restrictions, and requirements, except such as would not have a Material Adverse Effect on Horizon.
4.05          Absence of Undisclosed Liabilities.  Except (i) as provided in the Horizon financial statements included in its SEC Reports (as defined in Section 4.15), (ii) for unfunded loan commitments and obligations on letters of credit to customers of Horizon’s Subsidiaries made in the ordinary course of business, (iii) for trade payables incurred in the ordinary course of business, (iv) for the transactions contemplated by this Agreement, and (v) any other transactions which would not result in a material liability, none of Horizon or any of its Subsidiaries has any obligation, agreement, contract, commitment, liability, lease, or license except where the aggregate of the amount due under such obligations, agreements, contracts, commitments, liabilities, leases, or licenses would not have a Material Adverse Effect on Horizon, nor, to Horizon’s knowledge, does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease, or license. None of Horizon or any of its Subsidiaries is delinquent in the payment of any material amount due pursuant to any trade payable, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect on Horizon.
4.06          Accuracy of Information Provided to SBI.  Horizon agrees that the information concerning Horizon or any of its Subsidiaries that is provided or to be provided by Horizon to SBI for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any regulatory authority or governmental entity in connection with the Merger and the other transactions contemplated by this Agreement will at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Horizon shall have no responsibility for the truth or accuracy of any information with respect to SBI or any of its Subsidiaries or any of their affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any regulatory authority or governmental entity.
4.07          Financial Statements and Reports.
(a)          The following financial statements and reports of Horizon and its Subsidiaries, including the notes thereto (collectively, the “Horizon Financial Statements”) are publicly available:

(i)          consolidated balance sheets and the related consolidated statements of income, consolidated statements of cash flows, and consolidated statements of changes in shareholders’ equity of Horizon as of and for the fiscal years ended December 31, 2015, 2016, and 2017;
(ii)          internal (unaudited) consolidated balance sheet and income statement as of and for the three and six months ended June 30, 2018 (without footnotes); and
(iii)          Call Reports for Horizon Bank as of the close of business on December 31, 2015, 2016, and 2017, March 31, 2018 and June 30, 2018.
(b)          The Horizon Financial Statements present fairly, in all material respects, the consolidated financial position of Horizon as of and at the dates shown and the consolidated results of operations for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of Horizon and its Subsidiaries. The Horizon Financial Statements described in clause (i) above are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.
4.08          Adequacy of Reserves.  The reserves, the allowance for loan and lease losses, and the carrying value for real estate owned which are shown on the Horizon Financial Statements are, in the judgment of management of Horizon, adequate, in all material respects, under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.
4.09          Litigation and Pending Proceedings.
(a)          There are no claims, actions, suits, proceedings, mediations, arbitrations, or investigations pending and served against Horizon or any of its Subsidiaries or threatened in any court or before any government agency or authority, arbitration panel, or otherwise against Horizon or any of its Subsidiaries which, if determined adversely to Horizon or any of its Subsidiaries, would have a Material Adverse Effect on Horizon.
(b)          Neither Horizon nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction, or decree of any court, arbitration panel, or governmental agency or authority, except in the ordinary course of business regarding customer and fiduciary accounts; (ii) presently charged with or under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation, or ordinance; or (iii) the subject of any pending or threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties, or operations.
4.10          Taxes, Returns and Reports.  Each of Horizon and its Subsidiaries has since January 1, 2011 (a) duly and timely filed all material federal, state, local, and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate, and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments, and other governmental charges due or claimed to be due upon it or any of its income, properties, or assets, unless being contested in good faith; and (c) not requested an extension of time for any such payments (which extension is still in force). Horizon has established, and shall establish in future publicly-filed financial statements, in accordance with GAAP, a reserve for taxes in the Horizon Financial Statements adequate to cover all of Horizon’s and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither Horizon nor any of its Subsidiaries, to their knowledge, has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in Horizon’s future publicly-filed financial statements and as accrued or reserved for on the books and records of Horizon or its Subsidiaries. Neither Horizon nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. Except as disclosed in Schedule 4.10 of the Horizon Disclosure Schedule, no federal, state, or local tax returns of Horizon or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years.
4.11          Deposit Insurance.  The deposits of Horizon Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law, and Horizon or Horizon Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.
4.12          Bank Secrecy and Anti‑Money Laundering Compliance.  Neither Horizon nor any of its Subsidiaries has received any notice or communication from any regulatory authority alleging violation of, or noncompliance with, any BSA/AML Law. Horizon and its Subsidiaries have not been cited, fined, or otherwise notified of any failure by it to comply with a BSA/AML Law which has not been cured. To the knowledge of Horizon and its Subsidiaries, there are no facts or circumstances that could form the basis for assertion of any proceeding against Horizon or its Subsidiaries under any BSA/AML Law that, if determined adversely to Horizon or its Subsidiaries, could reasonably be expected to adversely affect Horizon or its Subsidiaries.
4.13          Community Reinvestment Act.  Horizon Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.
4.14          Approval Delays.  To the knowledge of Horizon, there is no reason why the granting of any of the Regulatory Approvals would be denied or unduly delayed.
4.15          Horizon Securities and Exchange Commission Filings.  Horizon has filed all material reports and other filings with the Securities and Exchange Commission (the “SEC”) required to be filed by it (“SEC Reports”). All such SEC Reports were true, accurate, and complete in all material respects as of the dates of the SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received by Horizon, and to the knowledge of Horizon, none of the SEC Reports is the subject of any ongoing review by the SEC.

4.16          No Shareholder Approval.  No vote or consent of any of the holders of Horizon’s capital stock is required by law, stock purchase agreement, or NASDAQ listing requirements for Horizon to enter into this Agreement and to consummate the Merger.
4.17          Agreements with Regulatory Agencies.  Neither Horizon nor any of its Subsidiaries is subject to any cease-and-desist, consent order, or other order or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, during the preceding five (5) years, a recipient of any supervisory letter from, or, during the preceding five (5) years, has adopted any policies, procedures, or board resolutions at the request or suggestion of any regulatory agency or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries, whether or not set forth in the Horizon Disclosure Schedule (a “Horizon Regulatory Agreement”), nor has Horizon or any of its Subsidiaries been advised, during the preceding five (5) years, by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such Horizon Regulatory Agreement. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of Horizon or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to Horizon or any of its Subsidiaries.
4.18          Available Funds; Capitalization. Immediately before the Effective Time, Horizon will have or have access to cash sufficient to pay any amounts required to be paid by Horizon pursuant to Article II of this Agreement.  Horizon is, and immediately after giving effect to the Merger will be, well-capitalized, as such term is defined under guidelines published by the Federal Deposit Insurance Corporation and the FRB.
ARTICLE V.

CERTAIN COVENANTS
SBI covenants and agrees with Horizon and covenants and agrees to cause its Subsidiaries to act as follows (and Horizon covenants and agrees with SBI as follows):
5.01          Shareholder Approval.  SBI shall submit this Agreement to its shareholders for approval and adoption at a meeting to be called and/or held in accordance with applicable law and the articles of incorporation and bylaws of SBI (the “SBI Shareholders’ Meeting”) as soon as reasonably practicable after the date of this Agreement and the effectiveness of the Registration Statement. Subject to Section 5.06 hereof, the Board of Directors of SBI shall recommend to SBI’s shareholders that such shareholders approve and adopt this Agreement and the Merger contemplated hereby and will, in the event of an actual shareholders’ meeting, solicit proxies voting in favor of this Agreement from SBI’s shareholders. Additionally, each director of SBI and SBTC shall agree to vote or direct the vote of any shares of SBI Common Stock he or she owns, beneficially or of record or has the power to vote (subject to any fiduciary duties of such individual), in favor of the Merger pursuant to the agreement attached hereto as Exhibit 5.01.
5.02          Other Approvals.
(a)          SBI shall proceed expeditiously, cooperate fully, and use commercially reasonable efforts to assist Horizon in procuring, upon terms and conditions consistent with the condition set forth in Section 7.01(e) hereof, all consents, authorizations, approvals, registrations, and certificates, in completing all filings and applications, and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger (including, without limitation, requirements for any potential branch closings) on the terms and conditions provided in this Agreement at the earliest possible reasonable date.
(b)          SBI will use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments, and documents described in Schedule 3.02(b) of the SBI Disclosure Schedule.
(c)          Any written materials or information provided by SBI to Horizon for use by Horizon in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.
5.03          Conduct of Business.
(a)          After the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, each of SBI and its Subsidiaries shall: (1) carry on its business diligently, substantially in the manner as is presently being conducted, and in the ordinary course of business; (2) use commercially reasonable efforts to preserve its business organization intact, keep available the services of the present officers and employees, and preserve its present relationships with customers and Persons having business dealings with it; (3) use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted (including, without limitation, installing any upgrades or patches and performing other recommended or required maintenance of its Software); (4) maintain its books, records, and accounts in the usual, regular, and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules, and regulations applicable to them and to the conduct of its business; and (5) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease, or license to which it is a party or by which it is or may be subject or bound. Specifically, by way of example but not limitation, after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, SBI will not, and will cause its Subsidiaries to not, without the prior written consent of Horizon:
(i)          make any changes in its capital stock (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization, or reclassification), authorize a class of stock, or issue any stock, issue or grant any warrant, option, right, or other agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or redeem any of its outstanding shares of common stock or other securities;
(ii)          distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders, it being understood that Horizon may withhold consent in its sole discretion to, among other things, better coordinate any pre- and post-Closing dividends; provided, however, SBTC may pay cash dividends to SBI in the ordinary course of business for payment of reasonable and necessary business and operating expenses of SBI, including expenses of the Merger; provided further, at Horizon’s request pursuant to Section 7.01(i) and except to the extent prohibited by Law or any bank regulatory agency, SBTC shall pay dividends to SBI; and, provided further, that SBI and SBTC, consistent with their prior practice, may make a distribution (“Tax Distribution”) to each shareholder equal to 40% of the estimated net income and gains, if any (after taking into consideration any and all losses, deductions and other taxable items) (“Estimated Income”), of SBI for federal and state tax purposes with respect to any quarterly tax period, or portion thereof, beginning on or after July 1, 2018, and ending on or before the Closing Date payable by shareholders of SBI as a result of SBI’s status as an S corporation, provided that the Estimated Income amount is consented to by Horizon prior to any such Tax Distribution, such consent by Horizon not to be unreasonably withheld.
(iii)          purchase or otherwise acquire any investment security for their own account that exceeds $1,000,000 individually or purchase or otherwise acquire any security other than U.S. Treasury or other governmental obligations or asset-backed securities issued or guaranteed by United States governmental or other governmental agencies, in either case having an average remaining life of three (3) years or less, or sell any investment security owned by them other than sales made in the ordinary course of business as previously conducted during the past three (3) years and in accordance with applicable laws and regulations, or engage in any activity that would be inconsistent with the classification of investment securities as either “held to maturity” or “available for sale”;
(iv)          make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if the Loan is an existing credit on the books of SBI or any Subsidiary and classified as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful,” or “Loss” in an amount in excess of $250,000. SBTC also shall not make, purchase, renew, modify, amend, or extend the maturity of (1) any new commercial Loan that would increase the aggregate credit exposure of any one borrower to amounts in excess of $3,000,000; provided, that SBTC may, without the consent of Horizon, renew, modify, amend, or extend the maturity of existing performing commercial loans (which are not classified or non-accrual) with customers with existing aggregate credit exposure of $3,000,000 or less; and, provided further, that any previously approved and committed commercial loans by SBTC are not subject to this Section 5.03, (2) any 1 to 4 family, residential mortgage Loan in excess of $500,000 and with a loan to value in excess of 90% (unless private mortgage insurance is obtained) or 100% in the event of a qualified “Doctor’s Only Loan Program” (which, for purposes of this Agreement, shall only include licensed medical doctors and dentists); provided, that in the event the loan is to be investor sold, such loans will not be subject to this subsection if the loan meets the criteria of the investor,  or (3) any consumer Loan in excess of $75,000, (4) any home equity Loan or line of credit in excess of $150,000, or (5) any Loan participation; provided, that SBI may take any such action in respect of any such Loan or Loans if the Chief Credit Officer of Horizon shall be provided with notice of the proposed action in writing and Horizon shall not provide written objection to the taking of such proposed action within three (3) business days of being provided with such notice (the lack of such objection being deemed prior written consent of Horizon for purposes of this Section);
(v)          acquire any assets of any other Person by any means (other than personal property acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness owed to SBTC) or foreclose upon or otherwise take title to or possession or control of, any real property without first obtaining a Phase I environmental report thereon, prepared by a reliable and qualified Person acceptable to Horizon, which indicates that the real property is free of any Recognized Environmental Conditions (a “REC”), including, without limitation, pollutants, contaminants, petroleum products, or hazardous materials; provided, however, that neither SBI nor SBTC shall be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless SBI has reason to believe that such property might contain a REC or other such hazardous materials or otherwise might be contaminated;
(vi)          except as contemplated by this Agreement (including severance, retention, and change in control payments anticipated to be paid as described in Section 5.16, Section 5.22 and Section 6.03(h) hereof), pay or agree to pay, conditionally or otherwise, any additional compensation (including bonuses) or severance benefit, take any action that would give rise to an acceleration of the right to payment, or otherwise make any changes with respect to the fees or compensation payable (or to become payable) to consultants, directors, officers, or employees or, except as required by law and except as contemplated by this Agreement, adopt or make any change in any SBI Plan or other arrangement (including any agreement for indemnification) or payment made to, for, or with any of such consultants, directors, officers, or employees;
(vii)          fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations, and expenses, including, without limitation, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations, and expenses become due, unless the same are being contested in good faith;
(viii)          except for obligations disclosed in this Agreement, short-term FHLBI advances, federal funds purchased by SBTC, trade payables and similar liabilities, and obligations incurred in the ordinary course of business and the payment, discharge, or satisfaction in the ordinary course of business of liabilities reflected in the SBI Financial Statements or the Subsequent SBI Financial Statements, borrow any money or incur any indebtedness in an aggregate amount exceeding $100,000;

(ix)          change in its accounting methods, except as may be necessary and appropriate to conform to (1) changes in tax law requirements, (2) changes in GAAP or regulatory accounting principles, as required by SBI’s independent auditors or its regulatory authorities, or (3) changes requested by Horizon pursuant to this Agreement;
(x)          make, change, or revoke any material tax election (including, without limitation, elections relating to S-Corporation status and qualified subchapter S subsidiary status), file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment, or surrender any right to claim a refund of a material amount of taxes;
(xi)          make application for the opening or closing of any, or open or close any, branch or automated banking facility;
(xii)          waive, release, grant, or transfer any material rights of value or enter into, amend, or terminate any contract, agreement, lease, commitment, understanding, arrangement, or transaction or incur any liability or obligation (other than as contemplated by Section 5.03(a)(iv) hereof, and legal, accounting, and investment banking or financial advisory fees related to the Merger) requiring payments by SBI or any of its Subsidiaries which exceed $50,000, whether individually or in the aggregate (other than trade payables or otherwise incurred in the ordinary course of business) or which contain any financial commitment extending more than twelve (12) months following the date of this Agreement;
(xiii)          except as already committed in writing as of the date of this Agreement, make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate;
(xiv)          except as required by applicable law or regulation: (1) implement or adopt any material change in its interest rate risk management or hedging policies, procedures, or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;
(xv)          take any action that would change SBTC’s loan loss reserves that is not in compliance with SBTC’s policy and past practices consistently applied and in compliance with GAAP;
(xvi)          except as already committed in writing as of the date of this Agreement, cancel, release, or compromise any indebtedness in excess of $50,000 owing to SBI or any Subsidiary or any claims which SBI or any Subsidiary may possess, or voluntarily waive any material rights with respect thereto;
(xvii)          pay, discharge, settle, or compromise any litigation, claim, action, arbitration, or other proceeding against SBI or any Subsidiary unless such payment, discharge, settlement, or compromise does not require SBI or any Subsidiary to pay any monies, incur any obligation, or admit any wrongdoing or liability;

(xviii)          take any action that is intended or is reasonably likely to result in (A) any of its representations or warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in this Agreement not being satisfied, or (C) a breach of any provision of this Agreement; except, in each case, as may be required by applicable Law;
(xix)          maintain the rate of interest paid by SBTC on any deposit product, including, without limitation, on certificates of deposit, in a manner and pursuant to policies inconsistent with past practices;
(xx)          amend the articles of incorporation or bylaws of SBI, or similar governing documents of any of its Subsidiaries;
(xxi)          maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to Loans previously charged off, on Loans and leases outstanding;
(xxii)          take any action or fail to take any action that would, or would be likely to, prevent, impede or delay the Merger from qualifying as a reorganization as defined by Section 368(a) of the Code;
(xxiii)          Make any new loan or other extension of credit to any Marijuana Related Business; or
(xxiv)          agree or commit to do, or enter into any contract regarding, anything that would be precluded by this Section 5.03.
5.04          Insurance.  SBI and its Subsidiaries shall maintain, or cause to be maintained, in full force and effect, all currently in-force insurance on its assets, properties, and operations, including, but not limited to, its financial institutions bond, directors’ and officers’ liability insurance, cybersecurity insurance, employment practices liability insurance, and property and casualty insurance in such amounts and with regard to such liabilities and hazards as are currently insured by SBI or its Subsidiaries as of the date of this Agreement.
5.05          Accruals for Loan Loss Reserve and Expenses.
(a)          Prior to the Effective Time, SBI shall and shall cause its Subsidiaries to make, consistent with GAAP and applicable banking laws and regulations, such appropriate accounting entries in its books and records and use commercially reasonable efforts to take such other actions as SBI and its Subsidiaries shall deem to be necessary or desirable in anticipation of the Merger including, without limitation, accruals or the creation of reserves for employee benefits and Merger-related expenses.
(b)          SBI recognizes that Horizon may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances). Subject to applicable law (including, without limitation, applicable banking laws and regulations and GAAP), from and after the date hereof SBI shall consult and cooperate in good faith with Horizon with respect to conforming the loan and accounting policies and practices of SBI to those policies and practices of Horizon for financial accounting and/or income tax reporting purposes, as reasonably specified in each case in writing from Horizon to SBI, based upon such consultation and subject to the conditions in Section 5.05(d).
(c)          Subject to applicable Law (including without limitation applicable banking laws and regulations and GAAP), SBI shall consult and cooperate in good faith with Horizon with respect to determining, as reasonably specified in a written notice from Horizon to SBI, based upon such consultation and subject to the conditions in Section 5.05(d), the amount and the timing for recognizing for financial accounting and/or income tax reporting purposes of SBI’s expenses of the Merger.
(d)          Subject to applicable Law (including without limitation applicable banking laws and regulations and GAAP), SBI and SBTC shall make such conforming changes and entries as contemplated in Section 5.05(b) and Section 5.05(c) above, but in no event prior to the 5th day next preceding the Closing Date and only after Horizon acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to SBI that Horizon will at the Effective Time deliver to SBI the certificate contemplated in Section 7.02(g).
(e)          SBI’s representations, warranties, and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken at Horizon’s request in compliance with Section 5.05(d).
5.06          Acquisition Proposals.
(a)          SBI will, and will cause each of its Subsidiaries, and its and their respective officers, employees, directors and other representatives (including Hovde), to immediately cease and cause to be terminated any existing solicitations, discussions, or negotiations with any Person concerning an Acquisition Proposal (as defined in Section 5.06(c)). During the period from the date of this Agreement through the Effective Time, SBI shall not terminate, amend, modify, or waive any material provision of any confidentiality or similar agreement to which SBI or any of its Subsidiaries is a party (other than any involving Horizon).
(b)          SBI shall not, and shall cause its Subsidiaries and any of their respective directors, employees, officers and other representatives (including Hovde) not to, (i) solicit, initiate, or knowingly encourage or facilitate, or take any other action designed to, or that could reasonably be expected to facilitate (including by way of furnishing non-public information) any inquiries with respect to an Acquisition Proposal, or (ii) initiate, participate in, or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate in any way with any Person regarding an Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions contained in the first sentence of this Section 5.06(b) by any representative (including Hovde) of SBI or its Subsidiaries shall be a breach of this Section 5.06 by SBI.
(c)          For purposes of this Agreement, “Acquisition Proposal” shall mean (i) any inquiry, proposal, or offer from any Person or group of Persons (other than as contemplated by this Agreement) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) assets or businesses that constitute 20% or more of the revenues, net income, or assets of SBI and its Subsidiaries, taken as a whole, or (B) 20% or more of any class of equity securities of SBI or any of its Subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of SBI or any of its Subsidiaries; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange, or similar transaction involving SBI, SBTC, or any of its other Subsidiaries pursuant to which any Person or the shareholders of any Person would own 20% or more of any class of equity securities of SBI, SBTC, or any of SBI’s other Subsidiaries or of any resulting parent company of SBI or SBTC (except for the divestment of certain Subsidiaries as contemplated in Section 5.24 hereof); or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent, or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Horizon of the transactions contemplated hereby, other than the transactions contemplated hereby. For purposes of this Section 5.06, a “Person” shall include a natural Person, or any legal, commercial, or Governmental Authority, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any Person acting in a representative capacity.
5.07          Press Releases.  Horizon and SBI shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except where (and to the extent that) such prior consultation is not reasonably possible due to time considerations in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of the NASDAQ Global Select Market, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.
5.08          Changes and Supplements to Disclosure Schedules.  SBI shall promptly supplement, amend, and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the SBI Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the SBI Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of SBI contained herein incorrect, untrue or misleading. No such supplement, amendment, or update shall have any effect for the purposes of determining satisfaction of the conditions set forth in Article VII or become part of the SBI Disclosure Schedule unless Horizon shall have first consented in writing with respect thereof.
5.09          Failure to Fulfill Conditions.  In the event SBI determines that a condition to its obligation to complete the Merger cannot be fulfilled, it will promptly notify Horizon.

5.10          Access; Information.
(a)          Horizon and SBI, and their representatives and agents, shall, upon reasonable notice to the other party, at all times during normal business hours prior to the Effective Time, have full and continuing access to the properties, facilities, operations, books, and records of the other party. Horizon and SBI, and their representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records, and properties of the other party and their Subsidiaries and of their financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties, and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal business operations of SBI or Horizon or either of their Subsidiaries. In addition, after receipt of all Regulatory Approvals, SBI shall cooperate with Horizon to facilitate introductions to SBTC’s customers and key business partners and referral sources.
(b)          No investigation by Horizon or SBI shall affect the representations and warranties made by SBI or Horizon herein.
(c)          Any confidential information or trade secrets received by Horizon, SBI, or their representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents, and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by Horizon or SBI, as applicable, or at Horizon’s or SBI’s request, returned to Horizon or SBI, as applicable, in the event this Agreement is terminated as provided in Article VIII hereof; provided, however, that the parties may retain such received confidential information to comply with applicable law or regulation or professional standard or bona fide internal compliance policy requirements. Additionally, any confidential information or trade secrets received by Horizon or SBI, or either of their agents or representatives in the course of their examinations (whether conducted prior to or after the date of this Agreement) shall be treated confidentially and in accordance with the Confidentiality Agreement (as defined in Section 11.09). This Section 5.10 will not require the disclosure of any information to Horizon or SBI which would be prohibited by law.
(d)          Except to the extent prohibited by Law or any bank regulatory agency, in order to provide for a smooth transition after the Closing, beginning on the date of this Agreement, the Chairman of Horizon and the General Counsel of Horizon, or their designees, shall be entitled to receive notice of, and a representative of Horizon shall be entitled to attend as an observer, all regular and special meetings of the Board of Directors and all committees of SBI and any of its Subsidiaries, including, without limitation, the loan committee, asset/liability committee, investment committee, the executive committee, and any other committee of SBI or its Subsidiaries; provided, however, SBI shall not be required to permit any Horizon representative to remain present during any discussion of this Agreement and the transactions contemplated hereby or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to the participation of Horizon. SBI shall also provide Horizon with copies of minutes and consents from all such Board and committee meetings no later than fourteen (14) days thereafter.

5.11          Financial Statements.  As soon as internally available after the date of this Agreement, SBI will deliver to Horizon any additional audited consolidated financial statements which are prepared on its behalf or at its direction, the monthly consolidated unaudited balance sheets and profit and loss statements of SBI prepared for its internal use, SBTC’s Call Reports for each quarterly period completed prior to the Effective Time, all other financial reports or statements submitted to regulatory authorities after the date hereof, and all other financial statements and financial information of either SBI alone or on a consolidated basis reasonably requested by Horizon (collectively, “Subsequent SBI Financial Statements”). The Subsequent SBI Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP (to the extent applicable) and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financial statements or Call Report information for the absence of notes and/or year‑end adjustments).
5.12          Environmental.
(a)          SBI will cooperate with an environmental consulting firm designated by Horizon (the “Designated Environmental Consultant”) in connection with the conduct, at any time after the date hereof (the “Investigation Period”), by the Designated Environmental Consultant of Phase I environmental site assessments and any other investigation reasonably ordered by Horizon on all real property owned or leased by SBI or any of its Subsidiaries as of the date of this Agreement or acquired thereafter, including OREO. Horizon will proceed with such assessments, testing, and investigations as soon as reasonably practicable after the date of this Agreement and will diligently work to pursue such assessments, testing, and investigations through completion. Horizon shall furnish true and complete copies of any reports of the Designated Environmental Consultant that it receives with respect to any SBI property, promptly upon Horizon’s receipt of such reports. Horizon and SBI shall each bear 50% of the costs and expenses of the initial Phase I environmental site assessments (or other similar assessments) and also of any Phase II environmental site assessments or other environmental investigation or testing as determined to be necessary or required due to the presence of any RECs on the Phase I (or other similar assessments) or to the extent otherwise advisable or recommended by the Designated Environmental Consultant. Horizon shall manage the relationship with the Designated Environmental Consultant, and will submit invoices to SBI for the prompt payment of its share of the costs and expenses.
(b)          If the Designated Environmental Consultant’s good faith estimate, based upon the results of the Phase I environmental studies and other diligence and investigation conducted by the Designated Environmental Consultant, of the dollar amount, if any, that SBI and its Subsidiaries would be required to expend due to a violation of applicable Environmental Laws for all of the SBI properties (the “Environmental Liabilities”) for clean-up and remediation relating to pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products, and any other materials regulated under the Environmental Laws with respect to SBI’s or its Subsidiaries’ owned or leased real properties (including OREO) or any adjoining properties (the “Estimated Clean-Up Costs”, as further adjusted pursuant to this Section 5.12), is in excess of $50,000 (the “Environmental Liability Threshold”), Horizon shall deliver to SBI (not later than ten (10) business days of its receipt of the Designated Environmental Consultant’s good faith estimate) a written notice (an “Environmental Cost Notice”) describing the nature of such Environmental Liabilities and the course of action proposed to be taken by Horizon or its

Subsidiaries (if it were to become the owner of such properties as a result of the Merger) to remediate or otherwise address the environmental problems and providing an estimate of the out of pocket cost of such remediation expected to be incurred (if different from the Estimated Clean-Up Costs). If SBI disagrees with Horizon’s estimate of the amount of out of pocket costs of such remediation or the course of action proposed by Horizon, SBI shall deliver to Horizon a written notice of such objection (an “Environmental Cost Objection”) within five (5) business days of SBI’s receipt of the Environmental Cost Notice. No later than five (5) business days following Horizon’s receipt of an Environmental Cost Objection, one or more members of senior management of Horizon and SBI having authority to resolve the dispute shall meet (in person or by telephone) and shall negotiate in good faith in an attempt to resolve the difference set forth in the Environmental Cost Objection. Regardless of whether the parties reach a resolution of the dispute within two (2) business days of the first such meeting, subsection (c) shall apply.
(c)          The Estimated Clean-up Costs shall be deemed to have been established for purposes of this Section 5.12: (i) if Horizon does not receive an Environmental Cost Objection, as of the last date that an Environmental Cost Objection would have been timely under subsection (b) above, or (ii) if an Environmental Cost Objection is delivered to Horizon and finally resolved as set forth in subsection (b) hereof or if it remains unresolved under such subsection (in which event the Estimated Clean-Up Costs shall be as set forth in the Environmental Cost Notice), then as of the date of such resolution or on the third (3rd) business day if unresolved (as the case may be) (as applicable, the “Environmental Costs Determination Date”). Following the establishment of the Estimated Clean-up Costs, if the Estimated Clean-Up Costs are (A) between $50,000 and $1,500,000, then Horizon shall have the right to reduce the Cash Consideration by the Estimated Clean-up Costs, or (B) more than $1,500,000, then Horizon shall have the right to either (1) reduce the Cash Consideration by the Estimated Clean-up Costs or (2) terminate this Agreement pursuant to Section 8.01(c)(iv). Any reduction in the Cash Consideration shall be adjusted for any tax savings resulting from the expenditure of such amount (assuming a 21% tax rate).
5.13          Governmental Reports and Shareholder Information.  Promptly upon its becoming available, SBI shall furnish to Horizon one (1) copy of each financial statement, report, notice, or proxy statement sent by SBI to any Governmental Authority or to SBI’s shareholders, and of any order issued by any Governmental Authority in any proceeding to which SBI is a party. For purposes of this Agreement, “Governmental Authority” shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency, or other governmental entity having or asserting jurisdiction over the applicable party or its business, operations, or properties.
5.14          Adverse Actions.  SBI shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied, (c) a material violation of any provision of this Agreement, or (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

5.15          Employee Benefits and Employees.
(a)          Neither the terms of Section 6.03 hereof nor the provision of any employee benefits by Horizon or any of its Subsidiaries to employees of SBI or any of its Subsidiaries shall: (a) create any employment contract, agreement, or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of SBI or any of its Subsidiaries; or (b) prohibit or restrict Horizon or its Subsidiaries, whether before or after the Effective Time, from changing, amending, or terminating any employee benefits provided to its employees from time to time.
(b)          Before the date that is sixty (60) days after the public announcement of the Merger, Horizon will use its reasonable best efforts to notify SBI of the employees Horizon intends to retain after the Effective Time. Prior to the Closing Date, SBI shall be responsible for timely giving any notices to, and terminating, any employees whose employment will not be continued by Horizon, and SBI shall pay any and all amounts which are then due and payable to such employees in connection with the termination of their employment, including, without limitation, all accrued vacation and sick pay and the severance amounts contemplated by Section 6.03(h) of this Agreement.
(c)          Before Closing, with SBI’s prior consent (which consent shall not be unreasonably withheld), Horizon may conduct such training and other programs as it may, in its reasonable discretion and at its sole expense, elect to provide for those employees who will be continuing employment with Horizon; provided, however, that such training and other programs shall not materially interfere with or prevent the performance of the normal business operations of SBI.
5.16          Change in Control Payments and Termination; Noncompetition Agreements(a)          .
(a)          SBI will pay out all amounts payable upon a change in control pursuant to the Change in Control Agreements, dated June 27, 2018, between SBTC and each of James P. Alender, Chad A. Key, John L. Frieburg, III and Timothy P. Hogan (collectively, the “CIC Agreements”), as identified on Schedule 5.16 of the SBI Disclosure Schedule, as if the change in control payments contemplated by the CIC Agreements had been triggered by the Merger, provided, however, that such amounts paid by SBI under the CIC Agreements shall not exceed $1.022 million without a reduction in the Cash Consideration to be paid to SBI shareholders in the amount of the excess, adjusted for any tax savings resulting from the expenditure of such amount (assuming a 21% tax rate). As provided in the CIC Agreements, no payment shall be made under such agreements or under any other plan, arrangement or agreement applicable to the individual that would constitute an “excess parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any such payment would constitute an “excess parachute payment,” the payment will be reduced to $1.00 less than the amount that would be considered an “excess parachute payment.” The payment of such amounts shall be contingent upon Messrs. Alender, Key, Frieburg and Hogan each entering into and executing the following agreements at or before the Effective Time: (i) an Acknowledgment Agreement affirming the restrictive covenants under their respective CIC Agreements, in the form set forth in Schedule 5.16 of the Horizon Disclosure Schedule (the “Acknowledgment of CIC Agreements”); and (ii) the Release required pursuant to the CIC Agreements, in the form set forth in Schedule 5.16 of the Horizon Disclosure Schedule (the “Release Agreements”). Such payments will be made in a lump sum no later than the Effective Time.
(b)          SBI may pay out retention bonuses as agreed by Horizon on or before the Effective Time. Employees receiving retention bonuses will not receive severance payments under Section 6.03(h).
5.17          Termination of SBI 401(k) Plan.
(a)          SBI maintains the SBI 401(k) Plan. SBI shall make timely contributions to the SBI 401(k) Plan between the date hereof and the Effective Time consistent with the terms of the SBI 401(k) Plan and past practices, including, without limitation, elective deferral contributions of those SBI 401(k) Plan participants who are employed by SBI or its Subsidiaries.
(b)          On or before the Effective Time, the trustee of the SBI 401(k) Plan shall (i) provide to the SBI 401(k) Plan participants similar notices and materials provided to other SBI shareholders with respect to those matters requiring a vote of the shareholders under this Agreement; (ii) obtain direction from the SBI 401(k) Plan’s participants as to how to vote those shares of SBI Common Stock allocated to the accounts of the SBI 401(k) Plan’s participants with respect to those matters for which shareholder vote is required under this Agreement; (iii) vote those shares of SBI Common Stock in accordance with the direction of the SBI 401(k) Plan’s participants and in accordance with the SBI 401(k) Plan; and (iv) vote the shares of SBI Common Stock for which no participant investment direction has been timely received by the trustee in accordance with the SBI 401(k) Plan.
(c)          No later than ten (10) days prior to the Closing Date, SBI, pursuant to the provisions of the SBI 401(k) Plan, shall, subject to review and approval by Horizon: (i) adopt resolutions to terminate, subject to the consummation of the Merger, the SBI 401(k) Plan, consistent with the provisions of Code Section 401(k)(10), effective as of a date that is not later than the day before the Effective Time (the “Plan Termination Date”) and (ii) amend the SBI 401(k) Plan effective as of a date not later than the Plan Termination Date to freeze participation in and benefit accruals under the SBI 401(k) Plan and to provide that no distributions of accrued benefits shall be made from the SBI 401(k) Plan, or its related employee benefit trust, subsequent to the Plan Termination Date until such time as the Internal Revenue Service issues a favorable determination letter to the effect that the plan termination does not adversely affect the SBI 401(k) Plan’s qualification for favorable income tax treatment under the Code, other than distributions required by the terms of the SBI 401(k) Plan to be made upon retirement, death, disability, or termination of employment, or any other event, other than the plan termination, that requires a distribution from the SBI 401(k) Plan.
(d)          Any contributions due to the SBI 401(k) Plan for the period prior to the Plan Termination Date, and not yet paid on the Plan Termination Date, will be contributed by SBI as soon as administratively feasible following the Plan Termination Date.
(e)          SBI shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to SBI as described in ERISA Section 412; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the SBI 401(k) Plan.
5.18          Disposition of Welfare Benefit and Sec. 125 Plans.
(a)          All welfare benefit (health, dental/vision, life/AD&D, LTD), and Internal Revenue Code Section 125, or “cafeteria,” plans currently sponsored by SBI or SBTC shall be terminated as of the Effective Time, unless Horizon determines that any such plan shall be continued past the Effective Time. SBI shall take, or cause to be taken, all actions necessary to terminate all of SBI’s and any Subsidiary’s group insurance policies as of the Effective Time, unless otherwise instructed by Horizon.
(b)          SBI shall formally terminate the Salin Group Employee Benefit Trust and file Forms 990 for plan year 2014-2017 for the Salin Group Employee Benefit Trust prior to the Effective Time.
(c)          As of the Effective Time, and to the extent not prohibited by applicable law, SBI shall take, or cause to be taken, all actions necessary to assign any and all applicable group insurance policies for any SBI plans to Horizon and to provide Horizon all necessary financial, enrollment, eligibility, contractual, and other information related to its welfare benefit and cafeteria plans to assist Horizon in the administration of such plans, unless Horizon has determined that any or all of the group insurance policies should be terminated as of the Effective Time.
(d)          From the date of this Agreement through the Effective Time, SBI shall continue to: (i) pay the applicable insurance premiums necessary to continue the benefits under SBI’s insured welfare benefit plans; (ii) contribute to the cafeteria plan the pre-tax amounts which the cafeteria plan participants elect to defer from their compensation; and (iii) pay all eligible claims incurred, in accordance with the terms and conditions of such plan, under the cafeteria plan’s health and dependent care flexible spending accounts prior to the Effective Time.
5.19          Bank Merger.  Prior to the Effective Time, SBI shall, and cause SBTC to, cooperate with Horizon and take such action as reasonably requested by Horizon and necessary to (i) merge SBTC with and into Horizon Bank as of the Effective Time, and/or (ii) reconstitute the directors and officers of SBTC as of the Effective Time to be the same as the directors and officers of Horizon Bank at the Effective Time, and amend the articles of incorporation and bylaws of SBTC as of the Effective Time or make such other changes as Horizon Bank may request if necessary to accomplish the same.
5.20          Cooperation on Conversion of Systems. SBI agrees to commence immediately after the date of this Agreement (and continue until Closing or completed) using its reasonable best efforts to ensure an orderly transfer of information, processes, systems, and data to Horizon and to otherwise assist Horizon in facilitating the conversion of all of SBI’s systems into, or to conform with, Horizon’s systems (including cooperating with Horizon in the training of SBI’s and its Subsidiaries’ employees on Horizon’s systems), so that, as of the Closing, the systems of SBI are readily convertible to Horizon’s systems to the fullest extent possible without actually converting them prior to the Closing. SBI and Horizon shall meet on a regular basis to discuss and plan for the conversion of SBI’s data processing and related electronic informational systems to those used by Horizon, which planning shall include, without limitation: (i) discussion of possible termination by SBI of third-party service provider arrangements effective at or following the Effective Time; (ii) non-renewal of personal property leases and software licenses used by SBI in connection with its systems operations; and (iii) retention of outside consultants and additional employees to assist with the conversion and outsourcing, as appropriate, of proprietary or self-provided system services.
5.21          Installation/Conversion of Equipment.  Prior to Closing, at times mutually agreeable to Horizon and SBI, Horizon may, at Horizon’s sole expense, install teller equipment, platform equipment, security equipment, and computers, at the SBI and SBTC offices, branches, and ATM locations, and SBI shall cooperate with Horizon in connection with such installation; provided, however, that such installations shall not interfere with the normal business activities and operations of SBI or SBTC or require material alterations to SBI’s or SBTC’s facilities.
5.22          Compensation Agreement.  In consideration of SBI and William N. Salin, Chairman of the Board of SBTC, entering into a Termination of Compensation Agreement to terminate, as of the Closing Date, the Compensation Agreement, dated December 19, 2016 (“Salin Compensation Agreement”), Horizon shall, at its election, either (i) purchase and own a guaranteed annuity for the benefit of William N. Salin and his spouse, Margaret Jane Salin, in substitution therefor, on terms reasonably acceptable to William N. Salin and Horizon, and at a price that shall not exceed $3.6 million without a reduction in the Cash Consideration to be paid to SBI shareholders in the amount of the excess, adjusted for any tax savings resulting from the expenditure of such amount (assuming a 21% tax rate); or (ii) make payments to William N. Salin, or to Margaret Jane Salin upon his death, in the amounts and on the schedule and for the duration described in the Salin Compensation Agreement. In the alternative, if prior to Closing, SBI has caused the Salin Compensation Agreement to be assumed by SBI’s shareholders and/or otherwise transferred or terminated, without any liability or cost to SBI, then Horizon shall make adjustments to the Cash Consideration in the amount of $3.6 million, adjusted for any tax savings.
5.23          Maintenance of Certain Accounts and Relationships. The customers listed on Schedule 5.23 of the SBI Disclosure Schedule, all of whom are direct or indirect shareholders of SBI, or their representatives or affiliates, shall maintain the accounts and relationships listed on Schedule 5.23, including, without limitation, all loans, deposits, trust accounts, investment management accounts, and other accounts held by these customers (collectively, the “Retained Accounts”) at SBTC through the Closing Date, and at the Effective Time, such customers with Retained Accounts shall have provided signed commitments to Horizon that the Retained Accounts will be maintained at Horizon Bank for a period of five (5) years after the Closing, provided that Horizon Bank offers the products and services required by such customers at competitive rates and terms.
5.24          Sale or Distribution of Certain SBI Direct Subsidiaries.  Not later than one (1) day prior to the Closing Date, SBI shall distribute to the shareholders of SBI, or sell to one or more third parties, on terms and conditions reasonably acceptable to Horizon, all of the equity ownership interests held by SBI in its Subsidiaries Skyline Village Apartments L.P., Gardenview Limited Partnership and Whispering Winds Limited L.P. (collectively, the “Investment

Subsidiaries”) in a manner that neither (a) disqualifies the Merger as a tax-free reorganization as contemplated by Section 1.03 of this Agreement, nor (b) reasonably could be expected to give rise to the recognition of gain in any taxable period ending after the Closing Date.
5.25          Termination of Contracts. SBI shall cooperate with Horizon to determine which contracts, agreements or arrangements will not be retained by Horizon and will be terminated, in addition to terminating the Data Processing Agreement and the Network Agreement as defined and described in Section 7.01(l) (collectively, the“Terminated Contracts”). SBI shall promptly give notice and take all other appropriate actions to terminate the Terminated Contracts and to determine any and all termination costs, including without limitation, early termination fees, penalties and recaptures of discounts (collectively, “Termination Fees”). The Termination Fees for the Terminated Contracts shall not exceed $2.3 million without a reduction in the Cash Consideration to be paid to SBI shareholders in the amount of the excess, adjusted for any tax savings resulting from the expenditure of such amount (assuming a 21% tax rate).
5.26          Disposition of VISA Class B Preferred Stock. SBI has represented that it owns certain shares of VISA Class B preferred stock. SBI shall dispose of the VISA Class B preferred stock on or before the Closing Date and shall be entitled to distribute the net after-tax proceeds from the disposition. In the event the VISA Class B preferred stock is not disposed of by the Closing Date, then ownership shall pass to Horizon by operation of law at the Effective Time. If it is later disposed of by Horizon within two (2) years of the Effective Time, then Horizon shall distribute the proceeds to the shareholders of SBI at the Effective Time, in accordance with their respective interests, net of all taxes and selling expenses, including brokerage fees or otherwise.
ARTICLE VI.

COVENANTS OF HORIZON
Horizon covenants and agrees with SBI and covenants and agrees to cause its Subsidiaries to act as follows (and SBI covenants and agrees with Horizon as follows):
6.01          Approvals.  Horizon shall have primary responsibility of the preparation, filing, and costs of all bank regulatory applications required for consummation of the Merger, and all parties shall file such applications as promptly as practicable after the execution of this Agreement not to exceed 60 days. Horizon and SBI shall provide to the other’s counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. Horizon and SBI shall cooperate fully and use commercially reasonable efforts to procure, upon terms and conditions reasonably acceptable to each of them, all consents, authorizations, approvals, registrations, and certificates, to complete all filings and applications, and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement.
6.02          SEC Registration.
(a)          As soon as practicable following the date of this Agreement, SBI (with the assistance of Horizon as appropriate) shall prepare the required proxy disclosures, in accordance with the rules and regulations of the SEC, to be used in connection with the SBI shareholders meeting or approval for the merger (the “Proxy Statement”), and Horizon shall prepare and file with the SEC a joint registration and proxy or information statement on an appropriate form under the Securities Act of 1933, as amended (the “1933 Act”) covering the shares of Horizon Common Stock to be issued pursuant to this Agreement and containing the Proxy Statement to be used for the SBI Shareholders’ Meeting, as applicable. Such registration statement and any amendments and supplements thereto are referred to in this Agreement as the “Registration Statement.” Horizon shall use its reasonable best efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Horizon shall, as soon as practicable after filing the Registration Statement (but not to exceed 75 days), make all filings required to obtain all blue sky exemptions, authorizations, consents, or approvals required for the issuance of Horizon common stock.
(b)          The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect to the Registration Statement. If prior to the Effective Time any event occurs with respect to SBI, Horizon, or any Subsidiary of SBI or Horizon, respectively, or any change occurs with respect to information supplied by or on behalf of SBI or Horizon, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, SBI or Horizon, as applicable, shall promptly notify the other of such event, and SBI or Horizon, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to SBI’s shareholders.
(c)          Horizon will use reasonable best efforts to list for trading on the NASDAQ Global Select Market (subject to official notice of issuance) prior to the Effective Time, the shares of Horizon common stock to be issued in the Merger.
6.03          Employee Benefit Plans and Employee Payments.
(a)          Horizon shall make available to the officers and employees of SBI or any Subsidiary who continue as employees of Horizon or any Subsidiary after the Effective Time (“Continuing Employees”), substantially the same employee benefits as are generally available to all Horizon employees, except where different benefits are required by other provisions of this Agreement.
(b)          Horizon and SBI agree to address any issues related to the differences between the vacation and paid time off policies of SBI and any Subsidiary (including, without limitation, any banked paid time) and the vacation and paid time off policies of Horizon, and communicate the proposed reconciliation of the policies to the Continuing Employees prior to the Effective Time. Effective as of the later of the Effective Time or the date on which the Horizon vacation and paid time off policies are made available to the Continuing Employees, such Continuing Employees will be subject to the terms and conditions of the Horizon vacation/paid time off policy in place for similarly situated employees of Horizon, with credit given for all prior years of service with SBI or any Subsidiary for purposes of determining vacation pay eligibility and the amount of such vacation pay.
(c)          Continuing Employees will receive credit for prior service with SBI or its Subsidiaries, or their predecessors, for purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Horizon and its Subsidiaries.
(d)          To the extent a SBI employee benefit plan is terminated at or prior to the Effective Time, Continuing Employees shall become eligible to participate in Horizon’s similar employee benefit plans as of the Effective Time. Horizon will use its reasonable best efforts to: (i) avoid subjecting Continuing Employees to any waiting periods or additional pre-existing condition limitations under the health and dental plans of Horizon or its Subsidiaries in which they are eligible to participate than they otherwise would have been subject to under the health and dental plans of SBI; and (ii) give credit under the applicable plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding SBI plan during the balance of the then current 12-month period of coverage.
(e)          To the extent permitted under the terms of any tax-qualified retirement plan maintained by Horizon after the Effective Time and subject to the terms and conditions thereof, such plan shall accept “eligible rollover distributions” (within the meaning of Code Section 402(c)(4)) of cash amounts received from the SBI 401(k) Plan with respect to any Continuing Employees.
(f)          Horizon may elect to continue to maintain all fully insured employee welfare benefit and cafeteria plans currently in effect at the Effective Time until such time as Horizon determines, in its sole discretion, to modify or terminate any or all of those plans. Claims incurred under the employee welfare benefit and cafeteria plans prior to plan termination shall be paid in accordance with the applicable plan’s claim submission procedures and deadlines.
(g)          Until the Effective Time, SBI or a Subsidiary of SBI, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) for eligible employees who incur a qualifying event before the Effective Time. Horizon or a Horizon Subsidiary, whichever is applicable, shall, after the Effective Time, be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of SBI or a Subsidiary of SBI who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of SBI or a Subsidiary of SBI who incurs a qualifying event before the Effective Time.
(h)          Except for Messrs. Alender, Key, Freiburg and Hogan, and William N. Salin, and any other employee receiving a separate change in control, severance, retention bonus, or similar payment in connection with the Closing of the Merger, those employees of SBTC as of the Effective Time (i) who are still employed by SBTC and who Horizon or its Subsidiaries elect not to employ after the Effective Time or who are terminated involuntarily, other than for cause, within twelve (12) months after the Effective Date; and (ii) who sign and deliver a termination and release agreement in a form acceptable to Horizon (as set forth in Schedule 6.03(h) of the Horizon Disclosure Schedule), shall be entitled to severance pay equal to one (1) week of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with SBTC with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks. Such employees will receive their severance in a lump-sum payment. Furthermore, any of such terminated employees shall be entitled to continuation coverage under Horizon Bank’s group health plans as required by COBRA, subject to timely election and payment of the applicable COBRA premium by such terminated employees. In addition, Horizon, at its expense, will provide group career counseling for SBTC employees who will not be continuing with Horizon and will make professional career counseling services available through its internal employee assistance program of up to four (4) visits per employee. Nothing in this Section 6.03(h) shall be deemed to limit or modify Horizon’s or Horizon Bank’s at-will employment policy or any employee’s at will employment status.
6.04          Adverse Actions.  Horizon shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied, or (c) a material violation of any provision of this Agreement.
6.05          D&O Insurance and Indemnification.
(a)          For a period of six (6) years following the Effective Time, Horizon agrees that all rights to indemnification (including rights to advancement of expenses) provided for in the respective Articles of Incorporation and Bylaws of SBI and SBTC, or required under any applicable Law, in each case as in effect on the date hereof, will survive the Merger and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the present and former directors and officers of SBI and SBTC (each, an “Indemnified Party”) for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time. Notwithstanding anything to the contrary contained in this Section 6.05, Horizon shall not be required to indemnify, defend or hold harmless any Indemnified Party to a greater extent than either SBI or SBTC could, as of the date of this Agreement, indemnify, defend and hold harmless such Indemnified Party, and indemnification shall only be provided to the extent it is permitted by any applicable federal or state Laws.
(b)          Provided SBI has historically carried directors’ and officers’ liability insurance, Horizon shall use its reasonable best efforts to cause the persons serving as officers and directors of SBI and SBTC immediately prior to the Effective Time to be covered for a period of six (6) years after the Effective Time by the directors’ and officers’ liability insurance policy currently maintained by SBI (the “Existing Policy”) or by a comparable or better policy (the “Replacement Policy”). Prior to the Effective Time, as instructed by Horizon, SBI shall cause the applicable broker of record for its Existing Policy and its Financial Institution Bond (or similar policy) to be assigned to Horizon’s designee. Such assignments in favor of Horizon’s designee shall be executed by SBI with sufficient time to allow Horizon and its designee to place the insurance required by this Section. The Existing Policy or Replacement Policy, subject to policy terms and conditions, shall provide coverage with respect to covered acts or omissions occurring prior to the Effective Time; provided, however, that Horizon shall not be required to pay annual premiums for the Existing Policy (or for any Replacement Policy) in excess of 150%

of the annual premium for the current annual term of the Existing Policy (the “Maximum Amount”); and, provided, further, however, that, if notwithstanding the use of reasonable efforts to do so, Horizon is unable to maintain or obtain the insurance called for by this Section 6.05(b), Horizon shall obtain as much comparable insurance as is available for the Maximum Amount. Horizon’s obligations within this Section 6.05(b) apply solely and exclusively to the Existing Policy and the existing Financial Institution Bond at each policy’s current limits of insurance, as well as its other terms, conditions, exclusions and annual premiums as of the date of this Agreement, and which must be continuously maintained in force by SBI without interruption, cancellation, or amendment until the Effective Time or Horizon’s obligations within this Section shall cease.
(c)          The provisions of this Section 6.05 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and personal representatives.
(d)          In the event that either Horizon or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Horizon shall assume the obligations set forth in this Section 6.05.
(e)          The following provisions shall apply to any challenge or litigation brought against SBI, SBTC or their respective employees, officers and directors with respect to the execution and/or consummation of this Agreement, the transactions contemplated hereby, or any proxy statement or registration statement issued in connection with the proposed transactions (“Transaction Litigation”):
(i)          At all times before the Closing, SBI shall keep Horizon fully informed about the conduct of any Transaction Litigation and shall not settle any such Transaction Litigation without Horizon’s advance written consent.
(ii)          Should Transaction Litigation continue or be initiated after the Closing, Horizon shall have the sole right to control the defense of the Transaction Litigation, including the right to settle any such litigation without consent from any SBI or SBTC employees, officers or directors who are defendants, so long as such settlement does not, with respect to any such defendants, (1) involve an admission of fault or personal liability, (2) impose any legal restrictions on such defendant’s future conduct, or (3) require payment of any amount in settlement.
6.06          Changes and Supplements to Horizon Disclosure Schedules.  Horizon shall promptly supplement, amend, and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Horizon Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Horizon Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Horizon contained herein materially incorrect, untrue or misleading. No such supplement, amendment, or update shall have any effect for the purposes of determining satisfaction of the conditions set forth in Article VII or become part of the Horizon Disclosure Schedule unless SBI shall have first consented in writing with respect thereof.
6.07          Trust Preferred Securities.  At the Effective Time, Horizon shall assume the due and punctual performance and observance of the covenants and conditions to be performed by SBI under the Indenture dated October 17, 2003 (the “2003 Indenture”) between SBI and U.S. Bank National Association, as Trustee, relating to the Floating Rate Junior Subordinated Deferrable Interest Debentures due 2033 (the “Debt Securities”), and agrees to pay the principal of and premium, if any, and interest on the Debt Securities, as required by the 2003 Indenture. In connection therewith, Horizon shall execute and deliver any supplemental indentures, and the parties hereto shall provide any opinions of counsel to the applicable trustees thereof, required to make such assumptions effective.
6.08          Issuance of Horizon Common Stock.  The Horizon Common Stock to be issued by Horizon to the shareholders of SBI pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid, and nonassessable. The Horizon common stock to be issued to the shareholders of SBI pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Horizon or any other Person, firm, or entity. The Horizon common stock to be issued to the shareholders of SBI pursuant to this Agreement will not be subject to any restrictions on transfer arising under the 1933 Act, except for Horizon common stock issued to any shareholder of SBI who may be deemed to be an “affiliate” (under the Securities Act) of Horizon after completion of the Merger pursuant to Rule 145 of the Securities Act.
6.09          [Intentionally Omitted].
6.10          Community Investment. Horizon agrees that, for each of the calendar years of 2019 through 2023, Horizon shall cause Horizon Bank to donate $50,000 annually either to Salin Foundation, Inc., for purposes of its Salin Foundation Community Scholarship Program, or to another non-profit organization at Salin Foundation, Inc.’s direction. The continuation of these annual donations will not be required if the board of directors of Horizon Bank determines in good faith that such payments would constitute an unsafe and unsound banking practice or would materially and adversely impact the financial condition of Horizon Bank, and will be dependent upon the permissibility of such payments under applicable law, including all banking regulations.
ARTICLE VII.

CONDITIONS PRECEDENT TO THE MERGER
7.01          Conditions Precedent to Horizon’s Obligations.  The obligation of Horizon to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by Horizon:
(a)          Representations and Warranties at Effective Time.  Each of the representations and warranties of SBI contained in this Agreement shall be true, accurate, and correct at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date).
(b)          Covenants.  Each of the covenants and agreements of SBI shall have been fulfilled or complied with, in all material respects, from the date of this Agreement through and as of the Effective Time.
(c)          Deliveries at Closing.  Horizon shall have received from SBI at the Closing (as defined in Section 10.01) the items and documents, in form and content reasonably satisfactory to Horizon, set forth in Section 10.02(b).
(d)          Registration Statement Effective.  Horizon shall have registered its shares of Horizon Common Stock to be issued to shareholders of SBI in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations, and exemptions required to offer and sell such shares shall have been received by Horizon. The Registration Statement with respect thereto shall have been declared effective by the SEC, and no stop order shall have been issued or threatened.
(e)          Regulatory Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby (“Regulatory Approvals”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions, or requirements which the Board of Directors of Horizon reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on SBI or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Horizon would not have entered into this Agreement had such conditions, restrictions, or requirements been known at the date hereof.
(f)          Shareholder Approval.  The shareholders of SBI shall have approved and adopted this Agreement as required by applicable law and approved the Merger.
(g)          Officers’ Certificate.  SBI shall have delivered to Horizon a certificate signed by its CEO and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of SBI contained in Article III are true, accurate, and correct on and as of the Effective Time, subject to the standard specified in Section 7.01(a); (ii) all the covenants of SBI have been complied with, in all material respects, from the date of this Agreement through and as of the Effective Time; and (iii) SBI has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.
(h)          Tax Opinion.  The Board of Directors of Horizon shall have received a written opinion of the law firm of Barnes & Thornburg LLP, dated as of the Effective Time, in form and content reasonably satisfactory to Horizon, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of SBI, except with respect to the Cash Consideration and the cash received by the shareholders of SBI for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.04 hereof.

In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.
(i)          Special Dividend.  At the request of Horizon and subject to bank regulatory approval, SBTC shall dividend its excess capital to SBI at least ten (10) days prior to the Effective Time. SBI and SBTC shall file all necessary applications, requests, and notices with the bank regulatory authorities to obtain approval for any such requested dividend prior to the Effective Time and pursue the same as expeditiously as possible and in good faith.
(j)          Material Proceedings.  None of Horizon, SBI, or any of their Subsidiaries, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated, or enforced, which prohibits, prevents or makes illegal the completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.
(k)          Listing.  The shares of Horizon common stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance.
(l)          Notice of Termination of Key Network and Data Processing Agreements.  SBTC shall have provided notice of termination to FiServ Solutions, Inc. under that certain License and Service Agreement, dated October 31, 2011 (including all related exhibits and schedules) (the “Data Processing Agreement”). In addition, SBTC shall have provided notice of termination to Computer Services, Inc. to terminate all services under the Managed Services - Master Services Agreement, dated October 13, 2015, and all the Supplemental Agreements addressed in the Supplement to Managed Services - Master Services Agreement, dated December 9, 2015, including any and all related exhibits and schedules (the “Network Agreement”).
(m)          Acknowledgment and Release Agreements.  Messrs. Alender, Key, Freiburg and Hogan shall have executed and delivered the Acknowledgment of CIC Agreements and Release Agreements to Horizon.
(n)          Termination of Existing Compensation Agreement.  SBI and William N. Salin shall have executed and delivered the Termination of Compensation Agreement to Horizon, and Mr. Salin shall have accepted and executed any documents necessary or advisable in connection with the guaranteed annuity to be provided by Horizon, unless the Salin Compensation Agreement is terminated prior to Closing in the manner described in Section 5.22.
(o)          SBI Adjusted Consolidated Shareholder’s Equity.  As of the end of the month prior to the Effective Time, the SBI Adjusted Consolidated Shareholders’ Equity (as defined in this Section 7.01(o)), shall not be less than $80.30 million, representing the amount outstanding as of September 30, 2018. “SBI Adjusted Consolidated Shareholders’ Equity” shall be the consolidated shareholders’ equity of SBI and all of its Subsidiaries determined in accordance with GAAP consistently applied for prior periods; provided, however, that (A) any accruals established by SBI pursuant to Section 5.05(a), or special dividends, accruals, reserves or charges taken by SBI at the request of Horizon that occur prior to the Effective Time; (B) any changes to the valuation of the SBI investment portfolio attributed to ASC 320, whether upward or downward, from June 30, 2018 until the measurement date; (C) the aggregate expenses of attorneys, accountants, consultants, financial advisors, and other professional advisors incurred by SBI in connection with this Agreement or the transactions contemplated hereby; (D) costs associated with new commitments for and policies of title insurance or surveys as set forth in Section 3.11(b) and the initial Phase I environmental site assessments as set forth in Section 5.12(a); and (E) the change in control payments and retention bonus payments payable under Section 5.16, the guaranteed annuity purchased pursuant to Section 5.22, and any other amounts paid or payable to any director, officer, or employee of SBI or any Subsidiary of SBI under any contract, severance arrangement, benefit plan or employment practice of SBI, or at the direction of or with the written consent of Horizon, and all other payroll and non-payroll related costs and expenses; (F) costs associated with the termination of the SBI 401(k) Plan; and (G) costs associated with the termination of the Data Processing Agreement and the Network Agreement set forth in Section 7.01(l); in each case incurred or to be incurred by SBI through the Effective Time in connection with this Agreement and the transactions contemplated hereby, will not reduce or impact the calculation of the SBI Adjusted Consolidated Shareholders’ Equity for purposes of this Section. All such excluded amounts shall also be determined in accordance with GAAP. To the extent the actual consolidated shareholders’ equity of SBI is less than the SBI Adjusted Consolidated Shareholders’ Equity, the Merger Consideration shall be reduced dollar for dollar.
(p)          Consents.  SBI shall have obtained or caused to be obtained (a) all written consents, if any, required under the Material Contracts, and (b) all permits, authorizations, other written consents, permissions, and approvals as required for the lawful consummation of this Merger and as required under all agreements, contracts, appointments, indentures, plans, trusts, or other arrangements with third parties required to effect the transactions contemplated by this Agreement.
(q)          Completion of Subsidiaries Sales. SBI shall have consummated all sales and transfers of its Investment Subsidiaries, as provided in Section 5.24, so that SBI shall have no further rights, duties or obligations of any nature whatsoever with respect to the Investment Subsidiaries.
7.02          Conditions Precedent to SBI’s Obligations.  The obligation of SBI to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by SBI:
(a)          Representations and Warranties at Effective Time.  Each of the representations and warranties of Horizon contained in this Agreement shall be true, accurate, and correct on and as of the Effective Time as though the representations and warranties had been made or given at and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date).
(b)          Covenants.  Each of the covenants and agreements of Horizon shall have been fulfilled or complied with, in all material respects, from the date of this Agreement through and as of the Effective Time.

(c)          Deliveries at Closing.  SBI shall have received from Horizon at the Closing the items and documents, in form and content reasonably satisfactory to SBI, listed in Section 10.02(a) hereof.
(d)          Registration Statement Effective.  Horizon shall have registered its shares of Horizon Common Stock to be issued to shareholders of SBI in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations, and exemptions required to offer and sell such shares shall have been received by Horizon. The Registration Statement with respect thereto shall have been declared effective by the SEC, and no stop order shall have been issued or threatened.
(e)          Regulatory Approvals.  All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.
(f)          Shareholder Approval.  The shareholders of SBI shall have approved and adopted this Agreement as required by applicable Law and approved the Merger.
(g)          Officers’ Certificate.  Horizon shall have delivered to SBI a certificate signed by its CEO and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of Horizon contained in Article IV are true, accurate, and correct on and as of the Effective Time subject to the standard specified in Section 7.02(a) above; (ii) all the covenants of Horizon have been complied with, in all material respects, from the date of this Agreement through and as of the Effective Time; and (iii) Horizon has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.
(h)          Tax Opinion.  The Board of Directors of SBI shall have received a written opinion of the law firm of SmithAmundsen LLC, dated as of the Effective Time, in form and content reasonably satisfactory to SBI, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of SBI, except with respect to the Cash Consideration and the cash received by the shareholders of SBI for fractional shares resulting from application of the Exchange Ratio and pursuant to Section Error! Reference source not found. hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.
(i)          Listing.  The shares of Horizon Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance.
(j)          Material Proceedings.  None of Horizon, SBI, or any Subsidiary of Horizon or SBI, shall be subject to any statute, rule, regulation, injunction, order, or decree, which shall have been enacted, entered, promulgated, or enforced, which prohibits, prevents, or makes illegal the completion of the Merger, and no material claim, litigation, or proceeding shall have been initiated or threatened relating to this Agreement or the Merger or seeking to prevent the completion of the Merger.

ARTICLE VIII.

TERMINATION OF MERGER
8.01          Termination.  This Agreement may be terminated and abandoned at any time prior to the Closing Date, only as follows:
(a)          by the mutual written consent of Horizon and SBI;
(b)          by either of SBI or Horizon by written notice to the other:
(i)          if this Agreement and the Merger are not approved by the requisite vote of the shareholders of SBI at the SBI Shareholders’ Meeting contemplated in Section 5.01;
(ii)          in the event of unfavorable action of any Governmental Authority as follows: (A) if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment, or injunction or taken any other action that permanently restrains, enjoins, or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction, or other action shall have become final and non-appealable, or (B) if any consent or approval of any Governmental Authority whose consent or approval is required to consummate the Merger has been denied and such denial (despite the reasonable best efforts of the parties hereto to appeal or reverse such denial) has become final and non-appealable; or (C) any application, filing, or notice for a regulatory approval has been withdrawn at the request or recommendation of the applicable Governmental Authority; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to a party whose failure (or the failure of any of its affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (A), (B) and (C) above;
(iii)          if the consummation of the Merger shall not have occurred on or before August 31, 2019 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any party whose breach of any provision of this Agreement causes the failure of the Merger to occur on or before the Outside Date; or
(c)          by written notice from Horizon to SBI, if:
(i)          any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.01 not being satisfied prior to the Outside Date;
(ii)          SBI breaches or fails to perform any of its representations, warranties, or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01, and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by SBI within twenty (20) business days after SBI’s receipt of written notice of such breach from Horizon;

(iii)          there shall have occurred after the date of this Agreement any event, change, condition, circumstance, or state of facts, or aggregation of events, changes, conditions, circumstance, or state of facts, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, whether or not covered by insurance, on SBI; or
(iv)          Horizon elects to exercise its right to terminate pursuant to Section 5.12.
(d)          by written notice from SBI to Horizon if:
(i)          any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.02 not being satisfied prior to the Outside Date;
(ii)          Horizon breaches or fails to perform any of its representations, warranties, or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02 and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by Horizon within twenty (20) business days after Horizon’s receipt of written notice of such breach from SBI; or
(iii)          there shall have occurred after the date of this Agreement any event, change, condition, circumstance, or state of facts, or aggregation of events, changes, conditions, circumstances, or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, whether or not covered by insurance, on Horizon.
(e)          by written notice from Horizon to SBI:
(i)          if the SBI Board of Directors shall fail to include its recommendation to approve the Merger in the Proxy Statement;
(ii)          if SBI shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle, or letter of intent with respect to any Acquisition Proposal.
(f)          by written notice by Horizon to SBI if a quorum could not be convened at the SBI Shareholders’ Meeting contemplated in Section 5.01 or at a reconvened meeting held at any time prior to or on the Outside Date.
(g)          by written notice by SBI to Horizon at any time during the five (5) day period commencing on the Determination Date if, and only if both of the following conditions are satisfied, such termination to be effective on the tenth (10th) day following the Determination Date:
(i)          the Horizon Market Value is less than $13.56; and

(ii)          the number obtained by [dividing the Horizon Market Value by the Initial Horizon Market Value] shall be less than the number obtained by [dividing ( (A) the Final Index Price by (B) the Initial Index Price ) minus 0.20];
subject, however, to the following three sentences. If SBI elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice thereof to Horizon. During the five (5) business day period commencing with its receipt of such notice, Horizon shall have the option to increase the Exchange Ratio to equal the lesser of (i) a quotient, the numerator of which is equal to the product of the Initial Horizon Market Value, the Exchange Ratio (as then in effect), and the [Index Ratio minus 0.20] and the denominator of which is equal to the Horizon Market Value (as determined on the Determination Date); or (ii) the quotient determined by dividing the Initial Horizon Market Value by the Horizon Market Value (as determined on the Determination Date), and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80. If within such five (5) business day period, Horizon delivers written notice to SBI that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies SBI of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).
For purposes of this Section 8.01(g), the following terms shall have the meanings indicated below:
“Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) and all other approvals and consents necessary for consummation of the Merger have been received.
“Final Index Price” means the average of the daily closing value of the Index for the fifteen (15) consecutive trading days immediately preceding the Determination Date.
“Index” means the SNL Small Cap U.S. Bank and Thrift Index or, if such Index is not available, such substitute or similar Index as substantially replicates the SNL Small Cap U.S. Bank and Thrift Index.
“Index Ratio” means the Final Index Price divided by the Initial Index Price.
“Initial Horizon Market Value” means $16.95, adjusted as indicated in the last sentence of this Section 8.01(g).
“Initial Index Price” means the closing value of the Index on the date of this Agreement.
“Horizon Market Value” means the volume weighted average of the daily closing sales prices of a share of Horizon’s common stock, rounded to the nearest cent, during the fifteen (15) consecutive trading days immediately preceding the Determination Date; provided, however, that closing sales prices shall only be used for days during which Horizon’s shares are actually traded on the NASDAQ Global Select Market.

If Horizon or any company belonging to the Index declares or effects a stock dividend, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.01(g).
8.02          Effect of Termination.
(a)          Subject to the remainder of this Section 8.02, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Horizon or SBI and each of their respective Subsidiaries, directors, officers, employees, advisors, agents, or shareholders and all rights and obligations of any party under this Agreement shall cease, except for the agreements contained in Sections 5.06 and 8.02 and Article XI, which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Agreement, including this Section 8.02, except for the amounts payable pursuant to subsections (b), (c), or (d), shall relieve any party hereto from liabilities or damages arising out of any fraud or intentional or willful breach by such party of any of its representations, warranties, covenants, or other agreements contained in this Agreement or any related agreement.
(b)          SBI shall pay to Horizon an amount in cash equal to $9,600,000 (the “Termination Fee”) if:
(i)          this Agreement is terminated by Horizon pursuant to Section 8.01(e); or
(ii)          this Agreement is terminated by either party pursuant to Section 8.01(b)(i) as a result of the failure of SBI’s shareholders to approve the Agreement and the Merger by the requisite vote or terminated by Horizon pursuant to Section 8.01(f) and, in each case, SBI or any of its Subsidiaries at any time before or within 12 months after such termination either (A) entered into any letter of intent, merger or other agreement involving or with the potential to lead to an Acquisition Proposal (an “Acquisition Agreement”), or (B) has consummated any Acquisition Proposal; or
(iii)          this Agreement is terminated by either SBI or Horizon pursuant to Section 8.01(b)(iii) and (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is twelve (12) months after such termination, SBI, or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated.
(iv)          this Agreement is terminated by Horizon pursuant to Section 8.01(c)(i), (ii) or (iii) as a result of an intentional, willful, or grossly negligent breach or nonperformance by SBI of any representation, warranty, or covenant contained in this Agreement.
(c)          Any fee due under Section 8.02(b) shall be paid by SBI by wire transfer of same day funds:
(i)          in the case of Section 8.02(b)(i), (iv), or (v) concurrently with such termination; and

(ii)          in the case of Section 8.02(b)(ii) or Section 8.02(b)(iii), on the earlier of the date SBI or any of its Subsidiaries enters into such Acquisition Agreement or consummates such Acquisition Proposal.
(d)          In the event Horizon would be entitled to the Termination Fee pursuant to Section 8.02(b), then Horizon may elect, in its sole discretion, to (i) terminate this Agreement and require the payment of such Termination Fee, in which event the Termination Fee shall be the sole and exclusive remedy for such termination event and such fee shall constitute liquidated damages; provided, however, this Agreement shall not be terminated until the Termination Fee is paid in full, or (ii) not terminate this Agreement and institute a proceeding at law or in equity to specifically enforce this Agreement and/or recover all of its damages arising hereunder, including all of its costs, fees, and expenses (including reasonable attorneys’ and accountants’ fees and expenses). SBI acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Horizon would not have entered into this Agreement. Accordingly, if SBI fails promptly to pay the Termination Fee, and, in order to obtain such payment, Horizon commences a suit that results in a judgment against SBI for the Termination Fee, SBI shall also pay to Horizon its reasonable costs and expenses (including attorneys’ and accountants’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest at the national prime rate in effect on the date such payment was required to be made.
ARTICLE IX.

EFFECTIVE TIME OF THE MERGER
Upon the terms and subject to the conditions specified in this Agreement, the Merger shall become effective on the day and at the time specified in the Articles of Merger of Horizon and SBI as filed with the Indiana Secretary of State (the “Effective Time”). Unless otherwise mutually agreed to by the parties hereto, the parties shall cause the Effective Time to occur within ten (10) business days after the later to occur of (a) all conditions precedent to the Merger set forth in this Agreement have been fulfilled, and (b) all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger have expired.
ARTICLE X.

CLOSING
10.01          Closing Date and Place.  So long as all conditions precedent set forth in Article VII hereof have been satisfied and fulfilled, the closing of the Merger (the “Closing”) will take place on the date determined to be the date of the Effective Time by Article IX hereof (the “Closing Date”) at a location to be reasonably determined by Horizon.
10.02          Deliveries.
(a)          At the Closing, Horizon will deliver to SBI the following:
(i)          the officers’ certificate contemplated by Section 7.02(g) hereof;

(ii)          copies of all Regulatory Approvals necessary to consummate the Merger;
(iii)          copies of the resolutions adopted by the Board of Directors of Horizon, certified by the Secretary of Horizon relative to the approval of this Agreement and the Merger;
(iv)          to the extent applicable, evidence of the purchase of director and officer liability insurance for the benefit of the Indemnified Parties in accordance with Section 6.05; and
(v)          such other documents and information as SBI or its legal counsel may reasonably request.
(b)          At the Closing, SBI will deliver to Horizon the following:
(i)          the officers’ certificate contemplated by Section 7.01(g) hereof;
(ii)          copies of the resolutions adopted by the Board of Directors and shareholders of SBI certified by the Secretary of SBI relative to the approval of this Agreement and the Merger; and
(iii)          such other documents and information as Horizon or its legal counsel may reasonably request.
ARTICLE XI.

MISCELLANEOUS
11.01          No Assignment.  This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests, or obligations of the respective parties hereto under this Agreement may be assigned by any party hereto without the prior written consent of the other parties hereto. Except as provided by Section 6.05 (dealing with rights to indemnification and advancements of expenses, and the rights to insurance coverage, provided to certain persons) and Sections 6.03(a)-(e) (dealing with the Continuing Employees employee benefit plans) and Section 6.03(h) (dealing with severance commitments to employees), the representations, warranties, covenants, and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other Persons, other than the right of SBI, on behalf of its shareholders, to pursue damages in the event of fraud or an intentional breach of this Agreement as provided in Section 8.02(a) hereof.
11.02          Waiver; Amendment.
(a)          The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions, or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.
(b)          This Agreement may be amended, modified, or supplemented only by a written agreement executed by the parties hereto.
11.03          Notices.  All notices, requests, and other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand and receipted for, delivered by certified United States Mail, return receipt requested, first class postage pre-paid, or delivered by overnight express receipted delivery service as follows:
If to Horizon:	with a copy (which shall not constitute notice) to:
Horizon Bancorp, Inc. 515 Franklin Street Michigan City, IN 46360 Attn: Craig M. Dwight CEO and Chairman	Barnes & Thornburg LLP 11 South Meridian Street Indianapolis, IN 46204-3535 Attn: Curt W. Hidde
And
If to SBI:	with a copy (which shall not constitute notice) to:
Salin Bancshares, Inc. 8455 Keystone Crossing Drive Suite 105 Indianapolis, IN 46240 Attn:James P. Alender, President and CEO of Salin Bank and Trust Company	SmithAmundsen LLC Capital Center, South Tower 201 North Illinois Street, Suite 1400 Indianapolis, Indiana 46204 Attn: John W. Tanselle

or such substituted address or Person as any of them has given to the other in writing. All such notices, requests, or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five (5) business days after deposit with the United States Postal Service; or (c) if delivered by overnight express delivery service, on the next business day after deposit with such service.
11.04          Headings.  The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.
11.05          Severability.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.
11.06          Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts and by facsimile, each of which will be an original, but such counterparts shall together constitute one and the same instrument.
11.07          Governing Law; Enforcement; Specific Performance; Jury Trial.  This Agreement (and any and all other documents, agreements, and instruments entered into in connection with the Merger and any related transaction; collectively, the “Related Agreements”) shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties agree that irreparable damage would occur in the event that any provision of this Agreement or any Related Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement or any Related Agreement and to enforce specifically the terms and provisions of this Agreement or any Related Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
11.08          WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY RELATED AGREEMENT.
11.09          Entire Agreement.  This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations, or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein and except for the confidentiality agreement dated May 29, 2018, by and between the parties (the “Confidentiality Agreement”). Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.
11.10          Survival of Representations, Warranties or Covenants.  Except as set forth in the following sentence, none of the representations, warranties, or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter the parties will have no further liability with respect thereto. The covenants contained in Sections 5.06, 5.07, and 8.02 and this Article XI shall survive termination of this Agreement and remain in full force and effect. The representations and covenants contained in Sections 1.01, 1.05, 2.05, 3.15, 5.15, 5.17, 5.18, 5.19, 5.22, 5.26, 6.03, 6.05, 6.07, 6.10, and all of the provisions of this Article XI shall survive the Effective Time.

11.11          Expenses.  Except as provided elsewhere in this Agreement, each party to this Agreement shall pay its own expenses incidental to the Merger contemplated hereby.
11.12          Certain References.  Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice‑versa, and the masculine or neuter gender shall include the masculine, feminine, and neuter genders. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term “business day” will mean any day except Saturday and Sunday when Horizon Bank, in Michigan City, Indiana, is open for the transaction of business.
[Signature Page Follows.]

In Witness Whereof, Horizon and SBI have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts, and delivered by their duly authorized officers.

Horizon Bancorp, Inc.

By:	/s/ Craig M. Dwight
Craig M. Dwight, CEO & Chairman

Salin Bancshares, Inc.

By:	/s/ M. Jane Salin

Printed Name:	M. Jane Salin

Title:	Director

Index of Exhibits

Exhibit 1.05	Bank Merger Agreement
Exhibit 5.01	Voting Agreement

Index of SBI Schedules

Schedule 3.01	SBI Subsidiaries
Schedule 3.04	SBI and Subsidiary Organizational Documents
Schedule 3.05(b)	Insider Loans
Schedule 3.05(d)	Allegations regarding Employment Practices
Schedule 3.07(a)	Litigation
Schedule 3.09(a)	Material Contracts
Schedule 3.09(b)	Material Contracts –Default or Breach
Schedule 3.09(c)	Risk Management Arrangements
Schedule 3.11(a)	Owned and Leased Real Property
Schedule 3.12(a)	Loans
Schedule 3.13	Indebtedness
Schedule 3.15(a)	Non-Compliance with Employee Benefit Plans
Schedule 3.15(c)	Former Employee Benefits
Schedule 3.15(e)	Employee Benefit Plans
Schedule 3.15(g)	Acceleration of Employee Benefits
Schedule 3.16	Employee Agreements
Schedule 3.20	List of Insurance Policies
Schedule 3.22	Broker’s, Finder’s or Other Fees
Schedule 3.23	Interim Events
Schedule 3.24	Insider Transactions
Schedule 3.28	ATM/ITM Updates
Schedule 5.16	Change in Control Matters
Schedule 5.23	Special Account Relationships

Exhibit 1.05

Bank Merger Agreement

(See attached)

Bank Merger Agreement
This Bank Merger Agreement (this “Agreement”) dated as of the ____ day of ____________________, 201_, is entered into by and between Horizon Bank (“Surviving Bank”), an Indiana state chartered bank and wholly-owned subsidiary of Horizon Bancorp, Inc., an Indiana corporation (“Holding Company”), and Salin Bank and Trust Company, an Indiana state chartered bank (“Merging Target Bank”), and wholly‑owned subsidiary of Salin Bancshares, Inc. (“SBI”).
Witnesseth:
Whereas, Holding Company and SBI have entered into an Agreement and Plan of Merger, dated as of October __, 2018 (the “Agreement of Merger”), providing for an acquisition transaction in which Holding Company will acquire all of the outstanding shares of common stock, no par value per share, of SBI and merging the Merging Target Bank and Surviving Bank (the “Merger”);
Whereas, the Boards of Directors and sole shareholders of Surviving Bank and Merging Target Bank each have adopted resolutions approving this Agreement and authorized the Merger contemplated hereby.
Now, Therefore, the parties hereto, in consideration of amounts to be paid pursuant to the Agreement of Merger and subject to the terms and conditions of this Agreement, agree as follows:
Article 1.          Bank Merger
Section 1.1.  Effective Time of Merger.  Effective as of the Effective Time, as defined in the Agreement of Merger (the “Effective Time of the Merger”), Merging Target Bank shall be merged with and into Surviving Bank, and Surviving Bank shall be the surviving institution (the “Surviving Institution”).
Article 2.          Articles, By-Laws, Etc.
Section 2.1.  Articles of Incorporation.  At the Effective Time of the Merger, the Articles of Incorporation of Surviving Bank in effect immediately prior to the Effective Time shall continue to be the Articles of Incorporation of the Surviving Institution.
Section 2.2.  By-Laws.  At the Effective Time of the Merger, the By-Laws of Surviving Bank in effect immediately prior to the Effective Time of the Merger shall continue to be the By-Laws of the Surviving Institution.
Section 2.3.  Directors and Officers.  At the Effective Time of the Merger, the directors of Surviving Bank shall continue to be the directors of the Surviving Institution, and the officers of Surviving Bank then holding office shall continue to be the officers of the Surviving Institution, in each case, subject to the Surviving Institution’s Articles of Incorporation and By-Laws and applicable law as to the term and removal of directors and officers.
Section 2.4.  Home Office.  The main office of Surviving Bank located at 515 Franklin Street, Michigan City, Indiana 46360, and all branch offices of Surviving Bank immediately prior to the Merger shall continue to be the main office and branch offices, respectively, of the Surviving
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Institution at the Effective Time of the Merger.  The main office and branch offices of Merging Target Bank immediately prior to the Merger shall become branch offices of the Surviving Institution at the Effective Time of the Merger.
Article 3.          Manner of Converting and Exchanging Merging Target Bank Stock
Section 3.1.  Converting and Exchanging Shares. Subject to the provisions of this Article 3, the manner of converting and exchanging the outstanding common shares of Surviving Bank and Merging Target Bank at the Effective Time of the Merger shall be as follows:
(a)          Each of the shares of common stock of Surviving Bank (“Surviving Bank Common Stock”), outstanding immediately prior to the Effective Time of the Merger shall remain outstanding immediately after the Effective Time of the Merger.
(b)          Each of the [100,000] shares of the common stock, no par value per share, of Merging Target Bank (the “Merging Target Bank Common Stock”) outstanding immediately prior to the Effective Time of the Merger shall, at the Effective Time of the Merger, be cancelled without additional consideration therefor.
Section 3.2.  Transfer of Shares.  After the Effective Time of the Merger, there shall be no transfers on the stock transfer books of Merging Target Bank or the Surviving Institution of any shares of Merging Target Bank Common Stock.
Article 4.          Miscellaneous
Section 4.1.  Effect of Merger.  From and after the Effective Time of the Merger, the Surviving Institution shall have all of the rights, privileges, powers, immunities and franchises (public and private) of each of the constituent corporations, and all property (real, personal, and mixed), all debts due on whatever account, and all other choses in action, of each of the constituent corporations. All interests of or belonging to or due to either of the constituent corporations shall thereupon be deemed to be transferred to and vested in the Surviving Institution without act or deed and no title to any real estate or any interest therein vested in either of the constituent corporations shall revert or be in any way impaired because of the Merger.
Section 4.2.  Obligations of Surviving Institution.  From and after the Effective Time of the Merger, the Surviving Institution shall be responsible for all obligations of the Merging Target Bank and each claim existing and each action or proceeding pending by or against the Merging Target Bank may be prosecuted as if the Merger had not taken place, and the Surviving Institution may be substituted in the place of the Merging Target Bank. No right of any creditor of the Merging Target Bank and no lien upon the property of the Merging Target Bank shall be impaired by the Merger.
Section 4.3.  Further Documents.  If at any time the Surviving Institution shall consider or be advised that any further assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in the Surviving Institution the title to any property or rights of the Merging Target Bank, or otherwise to carry out the provisions hereof, the persons who were the proper officers and directors of the Merging Target Bank immediately prior to the Effective Time of the Merger (or their successors in office) shall execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper, to vest,
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perfect or confirm title to such property or rights in the Surviving Institution and otherwise to carry out the provisions hereof.
Section 4.4.  Termination.  This Agreement shall terminate automatically upon termination of the Agreement of Merger.
Section 4.5.  Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Indiana, without regard to conflict of law principles.

[Signature Page Follows]

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In Witness Whereof, the parties hereto have caused this Agreement to be effective as of the day and year first written above.

Horizon Bank	Salin Bank and Trust Company

By:	By:
Printed:	Printed:
Title	Title:

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Exhibit 5.01

Voting Agreement

(See attached)

Voting Agreement
Each of the undersigned, being a director of Salin Bancshares, Inc. (“SBI”), having voted for the approval and adoption by SBI of that certain Agreement and Plan of Merger (“Agreement and Plan of Merger”) among SBI and Horizon Bancorp, Inc. (“Horizon”), whereby Horizon will acquire all of the outstanding capital stock of SBI in exchange for shares of Horizon common stock, no par value per share (the “Holding Company Merger”), in consideration of the benefits to be derived from the consummation of such merger and in consideration of the mutual agreements made in the Agreement and Plan of Merger and herein, and in order to induce Horizon to execute and deliver the Agreement and Plan of Merger to SBI and to proceed with the consummation of the Holding Company Merger and to incur the expenses required in connection therewith, hereby irrevocably covenants and agrees with one another and with each of the parties to such Agreement and Plan of Merger that until such time as the Holding Company Merger has been consummated, or the Agreement and Plan of Merger has been duly terminated in accordance with the provisions thereof, the undersigned:
(a)          will support the consummation of the Holding Company Merger and the  merger of Salin Bank and Trust Company, an Indiana state chartered bank and wholly-owned subsidiary of SBI (“SBTC”) with and into Horizon Bank, and subject to fiduciary duties and Section 5.06 of the Agreement and Plan of Merger, will recommend the Holding Company Merger for approval and adoption by the shareholders of SBI;
(b)          will vote or direct the vote of all shares of common stock of SBI (“SBI Common Stock”) now or hereafter beneficially owned or controlled by him or her, whether individually or in any fiduciary capacity, in person or by proxy, at any meeting of the shareholders of SBI or adjournments thereof, in favor of the approval and adoption of the Agreement and Plan of Merger and the Holding Company Merger;
(c)          will cooperate with Horizon to pursue consummation of the transactions contemplated by the Agreement and Plan of Merger and otherwise support the Holding Company Merger and the merger of SBTC with and into Horizon Bank to the best of their ability, refraining from disclosing non-public information, making disparaging comments regarding the parties to the transactions or the proposed transactions, or taking any other action in opposition to the transactions; and
(d)          will not transfer any shares of SBI Common Stock, or any right or option with respect thereto or any interest therein, without first obtaining from the transferee thereof and furnishing to Horizon a written agreement of such transferee substantially to the effect of the agreements herein made and in form and substance acceptable to Horizon.
The undersigned represents and warrants that he or she (except to the extent indicated below) is the sole record and/or beneficial owner of, or the fiduciary with rights to vote and dispose of, the number of shares of SBI Common Stock indicated beside his or her signature below. Each undersigned further represents and warrants that the undersigned’s obligations under this Voting Agreement are entered into freely and are not dependent on the participation of any or all of the other directors.
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This Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (a) the consummation of the Holding Company Merger; (b) the termination of the Agreement and Plan of Merger in accordance with its terms; or (c) the taking of such action whereby a majority of SBI’s Board of Directors, in accordance with the terms and conditions of Section 5.06 of the Agreement and Plan of Merger, withdraws its favorable recommendation of the Agreement and Plan of Merger to the shareholders of SBI.
This Voting Agreement may be executed in one or more counterparts and delivered by facsimile, pdf, or other means of electronic communication, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions of this Voting Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS VOTING AGREEMENT.
[Remainder of Page Intentionally Left Blank.]

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Executed and Delivered as of October ___, 2018.

(0 shares)
William N. Salin

(204 shares)
M. Jane Salin, acting individually and in her capacity as Trustee of the Subtrusts created under the William Nathan Salin Family Irrevocable Trust #1

(23.5152 shares)
William N. Salin, II, acting individually and in his capacity as Trustee u/a Margaret Jane Salin Irrevocable Grandchildren’s Trust No. 1 dated December 11, 2012 and as Trustee u/a William N. Salin, II, Irrevocable Children’s Trust dated December 11, 2012

(23.5152 shares)
Sherri S. Fritsch, acting individually and in her capacity as Trustee u/a Margaret Jane Salin Irrevocable Grandchildren’s Trust No. 2 dated December 11, 2012 and as Trustee u/a Sherri Fritsch Irrevocable Children’s Trust dated December 11, 2012

(23.5152 shares)
Susan S. McClain, acting individually and in her capacity as Trustee u/a Margaret Jane Salin Irrevocable Grandchildren’s Trust No. 3 dated December 11, 2012 and as Trustee u/a Susan McClain Irrevocable Children’s Trust dated December 11, 2012

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